Exhibit 99.1

HARVEST HEALTH & RECREATION INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Harvest Health & Recreation Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Harvest Health and Recreation, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

March 30, 2021

We have served as the Company’s auditor since 2018.

HARVEST HEALTH & RECREATION INC.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$78,055	$22,685
Restricted cash	4,542	8,000
Accounts receivable, net	5,051	12,147
Notes receivable, current portion	21,556	47,768
Related party notes receivable, current portion	10,052	3,581
Inventory, net	36,862	27,987
Other current assets	5,280	4,788

Total current assets	161,398	126,956
Notes receivable, net of current portion	18,211	34,430
Property, plant and equipment, net	176,827	149,841
Right-of-use assets for operating leases, net	60,843	52,445
Related party right-of-use assets for operating leases, net	5,621	6,321
Intangibles assets, net	272,118	159,209
Corporate investments	19,091	—
Acquisition deposits	50	3,645
Goodwill	116,041	84,596
Assets held for sale	6,585	2,444
Other assets	19,850	8,114

TOTAL ASSETS	$856,635	$628,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$10,755	$6,969
Other current liabilities	28,896	22,029
Contingent consideration, current portion	17,985	13,764
Income tax payable	17,504	5,310
Operating lease liability, current portion	2,906	2,244
Related party operating lease liability, current portion	135	428
Notes payable, current portion	20,910	8,395

Total current liabilities	99,091	59,139
Notes payable, net of current portion	244,066	213,181
Warrant liability	20,908	5,516
Operating lease liability, net of current portion	58,637	48,731
Related party operating lease liability, net of current portion	5,595	5,533
Deferred tax liability	53,082	28,587
Contingent consideration, net of current portion	—	16,249
Total liabilities associated with assets held for sale	718	—
Other long-term liabilities	63	179

TOTAL LIABILITIES	482,160	377,115
Commitments and contingencies (Note 20)
STOCKHOLDERS’ EQUITY
Subordinate Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 220,913,258 and 220,913,258, respectively, at December 31, 2019: Unlimited, 105,786,727 and 105,786,727, respectively)	—	—
Multiple Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 182,842,232 and 182,842,232, respectively, at December 31, 2019: Unlimited, 181,338,834 and 181,338,834, respectively)	—	—
Super Voting Shares (Shares Authorized, Issued and Outstanding at December 31, 2020: Unlimited, 2,000,000 and 2,000,000, respectively, at December 31, 2019: Unlimited, 2,000,000 and 2,000,000, respectively)	—	—
Capital stock	667,248	481,182
Accumulated deficit	(293,607)	(233,977)

Stockholders’ equity attributed to Harvest Health & Recreation Inc.	373,641	247,205
Non-controlling interest	834	3,681

TOTAL STOCKHOLDERS’ EQUITY	374,475	250,886

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$856,635	$628,001

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Operations

(Amounts expressed in thousands of United States dollars, except share and per share data)

	For the Year Ended December 31,
	2020	2019
Revenue, net of discounts	$231,460	$116,780
Cost of goods sold	(129,873)	(75,636)

Gross profit	101,587	41,144

Expenses
General and administrative (related party operating lease expense for the year ended December 31, 2020 and 2019 was $788 and $340)	99,603	105,966
Sales and marketing	4,960	8,937
Share-based compensation	22,495	17,695
Depreciation and amortization	7,920	5,360
Fixed and intangible asset impairments	664	16,977

Total expenses	135,642	154,935

Operating loss	(34,055)	(113,791)
Other (expense) income
Gain (loss) on sale of assets	11,752	(2,313)
Other (expense) income	17,185	(8,286)
Fair value of liability adjustment	(10,125)	5,482
Foreign currency loss	(63)	(970)
Interest expense (related party interest income for the year ended December 31, 2020 and 2019 was $444 and $267)	(38,612)	(9,514)
Contract asset impairment	(732)	(35,098)

Loss before taxes and non-controlling interest	(54,650)	(164,490)
Income taxes	(3,650)	(3,756)

Net loss from continuing operations before non-controlling interest	(58,300)	(168,246)
Net loss from discontinued operations, net of tax	(1,278)	(568)

Net loss before non-controlling interest	(59,578)	(168,814)
Net (income) loss attributed to non-controlling interest	(52)	2,079

Net loss attributed to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)

Net loss per share—basic and diluted	$(0.16)	$(0.59)

Attributable to Harvest Health and Recreation Inc.	$(0.17)	$(0.58)

Attributable to discontinued operations, net of tax	$—	$—

Weighted-average shares outstanding—basic and diluted	354,757,211	286,626,553

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Changes in Stockholders’ Equity

(Amounts expressed in thousands of United States dollars, except share data)

	Number of Shares			$ Amount
						Stockholders’
	Super	Multiple	Subordinate			Equity	Non-	TOTAL
	Voting	Voting	Voting	Capital	Accumulated	attributed	Controlling	STOCKHOLDERS’
	Shares	Shares	Shares	Stock	Deficit	to Harvest	Interest	EQUITY
BALANCE—December 31, 2018	2,000,000	2,179,691	63,358,934	$435,495	$(67,117)	$368,378	$5,572	$373,950
Adoption of ASC 842	—	—	—	—	(125)	(125)	—	(125)

Restated total equity at January 1, 2019	2,000,000	2,179,691	63,358,934	435,495	(67,242)	368,253	5,572	373,825
Shares issued	—	13,773	271,888	2,322	—	2,322	—	2,322
Capital contribution	—	—	—	312	—	312	188	500
Exercise of warrants	—	—	785,469	5,145	—	5,145	—	5,145
Shares issued in connection with acquisitions	—	33,629	—	18,512	—	18,512	—	18,512
Issuance of $10MM convertible note	—	—	—	1,000	—	1,000	—	1,000
Conversions to subordinate voting shares	—	(413,705)	41,370,436	—	—	—	—	—
Debt issuance costs paid in warrant	—	—	—	701	—	701	—	701
Share-based compensation	—	—	—	17,695	—	17,695	—	17,695
Net loss	—	—	—	—	(166,735)	(166,735)	(2,079)	(168,814)

BALANCE—December 31, 2019	2,000,000	1,813,388	105,786,727	$481,182	$(233,977)	$247,205	$3,681	$250,886

Shares issued	—	456,161	22,652,568	90,156	—	90,156	—	90,156
Shares returned and cancelled	—	(42,378)	—	(7,670)	—	(7,670)	—	(7,670)
Deconsolidation of Ohio entities	—	—	—	—	—	—	1,388	1,388
Divestiture of Arkansas assets	—	—	—	—	—	—	(4,162)	(4,162)
Shares issued in connection with acquisitions	—	316,411	398,600	59,785	—	59,785	—	59,785
Conversions to subordinate voting shares	—	(920,754)	92,075,363	—	—	—	—	—
Equity method investment adjustment	—	—	—	—	—	—	(125)	(125)
Discount on notes payable	—	—	—	397	—	397	—	397
Conversion of convertible note payable	—	205,594	—	20,903	—	20,903	—	20,903
Share-based compensation	—	—	—	22,495	—	22,495	—	22,495
Net loss	—	—	—	—	(59,630)	(59,630)	52	(59,578)

BALANCE—December 31, 2020	2,000,000	1,828,422	220,913,258	$667,248	$(293,607)	$373,641	$834	$374,475

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(59,578)	$(168,814)
Net loss from discontinued operations, net of tax	1,278	568
Adjustments to reconcile net loss to net cash from operating activities
Depreciation and amortization	11,290	7,755
Amortization of right-of-use assets	5,375	3,525
Amortization of debt issuance costs	4,263	2,793
Amortization of debt discount	1,632	42
Amortization of warrant expense	3,518	1,816
Impairment of fixed and intangible assets	664	16,976
Impairment of right-of-use assets	(249)	—
Gain on settlement of contingent consideration	(13,957)	—
Gain on deconsolidation of Ohio entities	(11,899)	—
Impairment of investments	—	5,000
Gain on legal settlements	(9,260)	—
(Gain) loss on divestments and sale of assets	(1,467)	3,847
Loss on extinguishment of notes payable	463	—
Loss on dead deals	3,707	—
Loss on lease derecognition	3,428	547
Change in fair value of financial liability	10,125	(5,482)
Unrealized exchange loss	—	496
Deferred income tax expense	(5,378)	517
Share-based compensation	22,495	17,695
Noncash transaction expenses	—	71
Provision for bad debts and credit losses	903	31,788
Changes in operating assets and liabilities:
Accounts receivable	(2,743)	(11,603)
Inventory	(2,801)	(2,402)
Other assets	(1,729)	(1,373)
Income taxes payable	13,368	781
Accrued expenses and other liabilities	(2,417)	(2,005)
Accounts payable	6,890	(882)
Operating lease liabilities	(5,429)	(3,219)
Prepaid expenses and other current assets	(2,774)	(2,849)

NET CASH USED IN CONTINUING OPERATING ACTIVITIES	(30,282)	(104,412)

NET CASH USED IN DISCONTINUED OPERATING ACTIVITIES	(1,267)	(568)

NET CASH USED IN OPERATING ACTIVITIES	(31,549)	(104,980)

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(16,029)	(31,170)
Acquisitions/advances of intangibles	(773)	(12,757)
Acquisition deposits	100	—
Prepayment of acquisition consideration	—	(3,645)
Purchases of property, plant and equipment	(26,863)	(109,436)
Proceeds from divestments and sale of assets	9,225	—
Issuance of notes receivable	(1,825)	(110,370)
Payments received on notes receivable	10,601	9,830

NET CASH USED IN INVESTING ACTIVITIES	(25,564)	(257,548)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	5,145
Proceeds from issuance of equity	91,757	—
Proceeds from issuance of convertible notes payable	—	110,000
Proceeds from issuance of notes payable	40,315	187,841
Repayment of notes payable	(22,643)	(11,483)
Payment of finance lease liabilities	(19)	(1,644)
Fees paid for debt financing activities	(385)	(12,403)
Extinguishment of debt	—	(84,126)

NET CASH PROVIDED BY FINANCING ACTIVITIES	109,025	193,330

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	51,912	(169,198)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,685	191,883
RESTRICTED CASH, BEGINNING OF PERIOD	8,000	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	30,685	199,883

CASH AND CASH EQUIVALENTS, END OF PERIOD	78,055	22,685
RESTRICTED CASH, END OF PERIOD	4,542	8,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$82,597	$30,685

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars)

	For the years ended December 31,
	2020	2019
Supplemental disclosure with respect to cash flows
Interest paid	$34,064	$14,232
Taxes paid	$5,806	$6,161
Supplemental disclosure of non-cash activities
Shares issued for business acquisitions	$59,785	$18,512
Shares issued for the acquisition of intangible licenses	$—	$1,526
Shares issued for the acquisition of a lease	$—	$771
Trade and notes receivable settled for business acquisitions	$55,716	$—
Notes payable issued for business acquisitions	$16,650	$—
Notes payable issued for the acquisition of intangible licenses	$1,000	$1,470
Notes payable issued for the acquisition of a lease	$500	$—
Notes payable issued for the acquisition of property, plant and equipment	$—	$5,650
Notes payable settled upon divestment	$1,905	$—
Contingent consideration issued for business acquisitions	$5,000	$—
Conversion of convertible debentures	$19,535	$—
Notes receivable received upon deconsolidation	$12,000	$—
Right-of-use assets obtained in exchange of operating lease liabilities	$15,332	$49,862
Right-of-use assets obtained in exchange of finance lease liabilities	$5,178	$—

The accompanying notes are an integral part of these consolidated financial statements.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

1.	Business Description

Harvest Health & Recreation Inc., a British Columbia corporation (the “Company” or “Harvest”) is a vertically integrated cannabis company that operates from “seed to sale.” The Company holds licenses or provides services to cannabis dispensaries in Arizona, Arkansas (on November 13, 2020, we completed the divestiture of our ownership interest in the Arkansas retail and cultivation assets), California, Florida, Maryland, Nevada, North Dakota and Pennsylvania with two provisional licenses in Massachusetts. In addition, the Company owns CO2 extraction, distillation, purification and manufacturing technology used to produce a line of cannabis topicals, vapes and gems featuring cannabinoids and a hemp-derived product line sold in Colorado. The Company also owns, manufactures and distributes a portfolio of cannabis consumer packaged goods brands, including ROLL ONE, MODERN FLOWER, EVOLAB, CHROMA, CO2LORS, ALCHEMY and CBX SCIENCES, to third-party licensed retail cannabis stores across the United States as well as to select retail stores the Company owns or operates, in addition to providing support services and financing to a Utah-licensed medical cannabis cultivator.

The Company operates in one segment, the cultivation, processing and sale of cannabis. The Company grows cannabis in outdoor, indoor, and greenhouse facilities for sale in its retail locations and for wholesale. In addition, the Company converts cannabis biomass into formulated oil using a variety of proprietary extraction techniques. The Company uses some of this oil to manufacture products such as vaporizer cartridges and edibles. Harvest sells cannabis, oil, and manufactured products in Harvest dispensaries and to third parties for resale. In addition, the Company collects licensing fees from third parties associated with operations at certain cultivation, manufacturing or retail facilities.

Harvest conducts business through wholly-owned and majority-owned operating subsidiaries, operating agreements and other commercial arrangements established to conduct the different business areas of each business (each an “Operating Subsidiary” and together, “Operating Subsidiaries”). The Company’s principal operating locations and type of operation are listed below:

State	Nature of Operations	Commencement Periods
Arizona – 15 locations	Retail Dispensary	September 2013 – September 2020
Arkansas—1 location**	Retail Dispensary	February 2020
California – 4 locations	Retail Dispensary	December 2018 – October 2019
Florida – 6 locations	Retail Dispensary	February 2019 – July 2019
Maryland – 3 locations	Retail Dispensary	September 2018 – December 2019
North Dakota – 2 locations***	Retail Dispensary	July 2019 – August 2019
Pennsylvania – 8 locations	Retail Dispensary	September 2018 – October 2020
Washington—5 locations*	Retail Dispensary Services	March 2020
Arizona	Greenhouse/Outdoor Grow/Processing Lab	July 2015 – February 2020
Arkansas**	Greenhouse	January 2020
Colorado – 1 location	Processing	October 2020
Florida	Cultivation/Processing	February 2019 – December 2019
Maryland	Cultivation/Processing	September 2017 – July 2019
Nevada	Cultivation/Processing	August 2020
Pennsylvania	Cultivation/Processing	March 2020
Utah	Cultivation/Processing	October 2020

*	See Note 20 (Commitments and Contingencies – Washington Litigation) with respect to the disputed termination of the Company’s service agreements with the licensees of the Washington locations.
**

See Note 11 (Acquisitions/Divestitures – Divestiture of Arkansas Assets) with respect to the sale of the Company’s ownership interests in Natural State Wellness Dispensary, LLC and Natural Statement Wellness Enterprises, LLC.

***	On February 19, 2021, the Company divested the two retail dispensary locations located in North Dakota for an immaterial amount of cash.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company is in various stages of expansion as it is growing its commercial footprint by focusing on acquiring and building additional retail, cultivation and processing locations for medical and adult use cannabis in its existing key markets.

Each Operating Subsidiary either holds the active and/or pending cannabis licenses associated with its activities, or has a commercial arrangement with the operating locations, and/or owns the real estate and primary fixed assets used in the cannabis businesses.

In certain states, cannabis licenses are typically divided into three categories: dispensary, cultivation, and processing. Dispensary licenses comprise the retail operations and allow a company to dispense cannabis to patients. Cultivation licenses allow a company to grow cannabis plants. Processing licenses allow for the processing of cannabis into other products (e.g., edibles, oil, etc.). Cultivation and processing licenses comprise the wholesale operations.

In other states, cannabis licenses are defined as vertically integrated, which allows the license holder the right to engage in dispensary, cultivation and processing activities.

The Company’s corporate headquarters is located at 1155 W. Rio Salado Parkway, Suite 201, Tempe, AZ, 85281. The Company has one class of stock that is traded on the Canadian Stock Exchange (“CSE”) and on the OTCQX International tier of the OTC Markets in the U.S. (the “OTCQX”) under the symbol HARV and HRVSF, respectively. The stock price between the CSE and the OTCQX are identical after the U.S./Canadian currency exchange conversion.

2.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as of December 31, 2020 and 2019.

Certain prior year amounts have been reclassified, including assets held for sale and the results of discontinued operations, to conform to the current year presentation. Unless otherwise indicated, amounts provided in the Notes herein pertain to continuing operations. See Note 5 for additional information.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on the going concern basis, under the historical cost convention, except for certain financial instruments that are measured at fair value as described herein.

(c)	Functional Currency

These consolidated financial statements are presented in United States dollars, which is also the functional currency of the Company and its affiliates.

(d)	Basis of Consolidation

These consolidated financial statements as of and for the years ended December 31, 2020 and 2019 include the accounts of the Company, all wholly-owned and majority-owned subsidiaries in which the Company has a controlling voting interest and, when applicable, variable interest entities in which the Company has a controlling financial interest or is the primary beneficiary. Investments in affiliates where the Company does not exert a controlling financial interest are not consolidated.

Subsidiaries over which the Company has a controlling financial interest are fully consolidated from the date control commences until the date control ceases. All of the consolidated entities were under common control during the entirety of the periods for which their respective results of operations were included in the consolidated statements (i.e., from the date of their acquisition). All intercompany accounts and transactions have been eliminated on consolidation.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(e)	Discontinued Operations

The Company followed ASC 360, Property, Plant, an Equipment, and ASC 205-20, Discontinued Operations, to report assets held for sale and discontinued operations.

The Company classifies assets and liabilities of a business or asset group as held for sale, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when (i) we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months, and (ii) when the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale.

See Note 5 for additional information.

(f)	Revenue Recognition

The Company accounts for customer contracts in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which includes the following five-step model:

•	Identification of the contract, or contracts, with a customer.

•	Identification of the performance obligations in the contract.

•	Determination of the transaction price.

•	Allocation of the transaction price to the performance obligations in the contract.

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

Revenues consist primarily of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the years ended December 31, 2020 and 2019, respectively.

The Company has agreements in place whereby third-parties provide services or licenses the right to operate certain aspects of cannabis facilities owned by the Company. Under the terms of these agreements, the service provider operates various aspects of the business including procurement, production, regulatory compliance, marketing and sales, subject to oversight by the Company. The Company pays the service provider a fee for its services or in the case of licenses, the licensor pays the Company a license fee. The Company recorded $23.6 million and $19.4 million for the years ended December 31, 2020 and 2019, respectively, on a gross basis . The determination that the Company was the principal under these agreements was made in accordance with ASC 606-10-55-36 through 55-40 and consists of the following analysis. The Company analyzed the agreements first to determine what the specified good or service is that is being provided. Secondly, whether the Company is in control of the goods prior to the goods being transferred to the customer. The specified goods consist of various cannabis products sold at either in a retail location or wholesale. In order to determine whether the Company had control of the specified goods prior to transfer to the customer, the terms of the agreements to provide the goods to the customers were evaluated. Pursuant to the terms of the agreements, the Company is at all times the owner of the products which is the marijuana and marijuana concentrates. Further, the service provider would not be able to sell the products to the customer without the use the of the Company’s license which permits it to sell marijuana under state law.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following represents disaggregated revenue information:

	Retail	Wholesale	Licensing and other	Consolidated
Revenue for the Year Ended December 31, 2020	$171,147	$32,696	$27,617	$231,460
Revenue for the Year Ended December 31, 2019	$67,131	$27,494	$22,155	$116,780

(g)	Use of Estimates

The preparation of these consolidated financial statements and accompanying notes in conformity with GAAP requires management to make judgments, assumptions, and estimates that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results and outcomes may significantly differ from those estimates. The estimates and judgments, including underlying assumptions, are reviewed on an ongoing basis and are based on historical experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant judgments, estimates and assumptions that have the most significant effect on the amounts recognized in the consolidated financial statements include:

•	estimated useful lives, depreciation of property plant and equipment, and amortization of intangible assets

•	amounts recorded in business combinations

•	valuation and obsolescence relating to inventories

•	valuation of investments in private holdings

•	impairment of indefinite-lived intangible assets, long-lived assets and goodwill

•	allowance for credit losses

•	valuation of share-based payments and derivatives

•	valuation of financial instruments

•	lease assumptions

•	measurement and valuation allowances against deferred tax assets, and evaluation of uncertain tax positions

(h)	Non-Controlling Interests

Non-controlling interests (“NCI”) represent equity interests owned by outside parties. NCI may be initially measured at fair value or at the NCI’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement is made on a transaction by transaction basis. The Company elected to measure each NCI at its proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The share of net assets attributable to NCI are presented as a component of equity. Their share of net income or loss is recognized directly in equity. Total income or loss of subsidiaries is attributed to the shareholders of the Company and to the NCI, even if this results in the NCI having a deficit balance.

(i)	Cash and Cash Equivalents

Cash and cash equivalents include cash deposits in financial institutions, other deposits that are readily convertible into cash, with original maturities of three months or less, and cash held at retail locations. Cash balances with institutions may at times be in excess of Federal Deposit Insurance Corporation (“FDIC”) limits.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(j)	Restricted Cash

Restricted cash balances are those which meet the definition of cash and cash equivalents but are not available for use by the Company. At December 31, 2020 and 2019 restricted cash was $4.5 million and $8.0 million, respectively, which is for cash consideration set aside as a reserve in relation to the San Felasco Nurseries, Inc. acquisition.

(k)	Inventory

Inventory consists of raw materials, supplies and consumables used in the inventory process, merchandise for sale, finished goods and work-in-process such as pre-harvested cannabis plants, by-products to be extracted, oils and edible products. Inventory is valued at the lower of cost and net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost method.

Costs incurred during the growing and production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, direct and indirect labor, and overhead used in the growing and production processes. Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value. Products for resale and supplies and consumables are valued at lower of cost or net realizable value.

The Company reviews inventory for obsolete, redundant and slow-moving goods and any such inventories are written down to net realizable value. Inventory reserves are based on inventory obsolescence trends, historical experience and application of the specific identification method.

(l)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost net of accumulated depreciation and impairment losses, if any. Expenditures to construct assets or that materially increase the life of the assets are capitalized. Costs to construct assets are included in capitalized borrowing costs during the construction and development period. Ordinary repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms and methods:

Category	Range (in years)
Computer equipment	3—5 years
Leasehold improvements	Shorter of asset’s estimated useful life and the remaining life of the lease
Production equipment	7 years
Buildings and improvements	7—39 years
Furniture and fixtures	5—7 years
Vehicles	5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed annually and adjusted prospectively, if appropriate. An item of equipment is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying value of the asset) is included in gain or loss on sale of assets in the Consolidated Statements of Operations in the year the asset is derecognized.

(m)	Equity Investments

Investments in equity of entities over which the Company does not have a controlling financial interest or significant influence are accounted for at fair value. Equity investments without readily determinable fair values are measured at cost with adjustments for observable changes in price or impairments (referred to as the “measurement alternative”). In applying the measurement alternative, the Company performs a qualitative assessment on a quarterly basis and recognizes an impairment if there are sufficient indicators that the fair value of the equity investments are less than the carrying values. Subsequent changes in fair value are recognized in the Consolidated Statement of Operations.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Investments in entities over which the Company does not have a controlling financial interest but has significant influence, are accounted for using the equity method, with the Company’s share of earnings or losses reported in earnings or losses from equity method investments in the Consolidated Statement of Operations. Significant influence is assumed when the Company has 20%-50% ownership interest unless qualitative factors overcome this assumption. Equity method investments are recorded at cost, plus the Company’s share of undistributed earnings or losses, and impairment, if any, within other assets on the Consolidated Balance Sheet.

(n)	Business Combinations

The Company accounts for business combinations using the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”), which requires recognition of assets acquired and liabilities assumed, including contingent assets and liabilities, at their respective fair values on the date of acquisition. Any excess of the purchase consideration over the net fair value of tangible and identified intangible assets acquired less liabilities assumed is recorded as goodwill. If the fair value of identifiable net assets acquired exceeds the purchase consideration and any previously held equity interest, the difference is recognized in the Consolidated Statements of Operations immediately. The costs of business acquisitions, including fees for accounting, legal, professional consulting and valuation specialists, are expensed as incurred. Purchase price allocations may be preliminary and, during the measurement period, not to exceed one year from the date of acquisition, changes in assumptions and estimates that result in adjustments to the fair value of assets acquired and liabilities assumed are recorded in the period the adjustments are determined.

In determining the fair value of all identifiable assets, liabilities and contingent liabilities acquired, the most significant estimates relate to contingent consideration and intangible assets. Management exercises judgement in estimating the probability and timing of when earn-outs are expected to be achieved which is used as the basis for estimating fair value. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of these assets and any changes in the discount rate applied. See Note 11 for additional information.

(o)	Goodwill

Goodwill represents the excess of the purchase price paid over the estimated fair value of the net assets acquired in a business combination. Goodwill is either assigned to a specific reporting unit or allocated between reporting units based on the relative fair value of each reporting unit, where applicable.

Goodwill is not subject to amortization, but is tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than the carrying amount. If the Company concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test. The quantitative impairment test involves comparing the fair values of the reporting unit with its carrying value. Management estimates the fair value of its reporting unit using a combination of the income and market approaches. If the carrying amount of the reporting unit exceeds the reporting unit’s fair value, any amount by which the carrying value of the reporting unit exceeds the fair value is recognized as an impairment loss.

See Notes 11 and 12 for additional information.

(p)	Intangible assets other than goodwill

Intangible assets are recorded at cost, less accumulated amortization and impairment losses, if any. Intangible assets acquired in a business combination are measured at fair value at the acquisition date. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Intangible assets that have indefinite useful lives, which include licenses and permits and tradenames, are not subject to amortization, but are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. As part of the impairment evaluation, the Company may elect to perform an assessment of qualitative factors. If this qualitative assessment indicates that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying value, a quantitative impairment test to compare the fair value to the carrying value is performed. An impairment charge is recorded if the carrying value exceeds the fair value.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Useful lives are based on the Company’s estimate at the date of acquisition and are as follows for each class of intangible asset:

Category	Range (in years)
License and permits	Indefinite life intangible asset
Tradenames	Indefinite life intangible asset
Patient relationships	Straight-line over 2 years
Technology	Straight-line over 3 - 10 years
Software	Straight-line over 5 years

The estimated useful lives, residual values and amortization methods are reviewed at the end of each reporting year, with the effect of any changes in estimate being accounted for on a prospective basis.

See Notes 11 and 12 for additional information.

(q)	Impairment of long-lived assets

The Company evaluates the recoverability of other long-lived assets, including property, plant and equipment, and definite lived intangible assets, whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the assets or the strategy for the overall business, a significant decrease in the market value of the assets or significant negative industry or economic trends. When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.

(r)	Leases

The Company determines whether an arrangement contains a lease at inception. When the Company determines the arrangement is, or contains, a lease, the lease is classified as either an operating lease or a finance lease . Operating leases are included in right-of-use (ROU) assets and operating lease liabilities on the Consolidated Balance Sheets. Finance leases are included in property and equipment, net and finance lease obligation are included in other current liabilities and other non-current liabilities on the Consolidated Balance Sheets. The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. For finance leases, the Company records interest expense on the lease liability in addition to amortizing the right-of-use asset (generally straight-line) over the shorter of the lease term or the useful life of the right-of-use asset.

The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Right-of-use assets also include any prepaid lease payments and lease incentives.

See Note 10 for additional information.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(s)	Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

See Note 19 for additional information.

(t)	Contingencies

Contingent liabilities may result from a variety of legal matters as well as from contingent consideration included in business combinations. Contingent liabilities are recorded for asserted and unasserted claims when it is probable that a loss has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. Contingent consideration in a business combination is remeasured at fair value each reporting period until the contingency is resolved and any change in fair value, from either the passage of time or events occurring after the acquisition date, is included in earnings. Additionally, estimating the loss, or range of loss, associated with a contingency requires analysis of multiple factors, and changes in law or other developments may ultimately cause our judgments to change. Therefore, actual losses in any future period are inherently uncertain and may be materially different from our estimate.

(u)	Share-Based Payments

The Company operates equity settled stock-based remuneration plans for its eligible directors, officers, employees and consultants. All goods and services received in exchange for the grant of any stock-based payments are measured at their fair value unless the fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods and services received, the Company shall measure their value indirectly by reference to the fair value of the equity instruments granted. For transactions with employees and others providing similar services, the Company measures the fair value of the services by reference to the fair value of the equity instruments granted.

Equity classified share-based payments, including grants of employee stock options, are recognized in the financial statements based upon a grant-date fair value of an award. The fair value of stock options is estimated using the Black-Scholes option-valuation model. The Company recognizes the grant-date fair value in compensation expense on a straight-line basis over the requisite service period of awards that are ultimately expected to vest. Accordingly, stock-based compensation expense is reduced for estimated forfeitures. When estimating forfeitures, the Company considers voluntary termination behaviors as well as historical trends of actual option forfeitures. Non-market vesting conditions are included in the assumptions about the number of options that are expected to become exercisable. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from the previous estimate. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior period if share options ultimately exercised are different to that estimated on vesting.

The fair value of restricted stock units is based on the closing price of Company’s stock as of the grant date. Compensation expense is recorded on a straight-line basis, by amortizing the grant-date fair value over the requisite service period of the entire award.

Liability classified equity awards, such as those settled in cash or a variable number of shares, are recognized as a liability in the financial statements and remeasured at each reporting period with changes in fair value included in earnings. The fair value of liability classified awards are estimated using the Black-Scholes option-valuation model each period.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(v)	Convertible Note Payable

At December 31, 2020 and 2019, the Company has a convertible promissory note with detachable warrants. Management evaluated the convertible note to determine whether the conversion feature required bifurcation from the host instrument, which management concluded it did not, and whether the conversion feature was a beneficial conversion feature, which similarly was concluded to not be beneficial. The debt is classified as conventional convertible debt. It is classified as a liability and is measured at amortized cost using the effective interest rate until it is extinguished upon conversion or maturity. The warrants were evaluated for equity or liability classification and determined to meet liability classification.

Transaction costs are included in the carrying value of the convertible debt liability and amortized over the estimated useful life of the debentures using the effective interest rate method.

(w)	Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which management cannot conclude that it is more likely than not that such deferred tax assets will be realized.

In determining the amount of the valuation allowance, estimated future taxable income, feasible tax planning strategies, future reversals of existing temporary differences and taxable income in prior carryback years, if a carryback is permitted, are considered. If the Company determines it is more likely than not that all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company determines it is more likely than not to be able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been provided, the related portion of the valuation allowance will be recorded as a reduction to income tax expense.

The Company records interest and penalties associated with uncertain tax positions as a component of income before taxes. Penalties and associated interest costs, if any, are recognized in general and administrative expenses in our Consolidated Statements of Operations. During the years ended December 31, 2020 and 2019, respectively, the Company recognized an immaterial amount of interest and penalties. The Company files income tax returns in the United States, various state jurisdictions, and Canada with varying statutes of limitations. The federal statute of limitation remains open for the 2017 tax year to the present. The state income tax returns generally remain open for the 2017 tax year through the present.

See Note 15 for additional information.

(x)	Start-Up Costs

Costs related to the start-up of new retail locations are expensed as incurred.

3.	Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 “Intangibles— Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which simplifies the accounting for goodwill impairment. ASU 2017-04 requires entities to record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (Step 1 under the current impairment test). The standard eliminates Step 2 from the current goodwill impairment test, which included determining the implied fair value of goodwill and comparing it with the carrying amount of that goodwill. ASU 2017-04 must be applied prospectively. The Company adopted the provisions of ASU 2017-04 as of January 1, 2020. See Note 2 for additional information.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

We also adopted the following standards during the year ended December 31, 2020, which did not have a material impact on our financial statements or financial statement disclosures:

Date Issued	Standard	Effective Date
June 2016	ASU 2016-13, which, in addition to several clarifying ASUs, established the new ASC Topic 326, Financial Instruments — Credit Losses (“CECL”).	January 1, 2020

August 2018	ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820)	January 1, 2020

August 2018

ASU 2018-15: Intangibles – Goodwill and Other – Internal Use

Software (Subtopic 350-40): Customer’s Accounting for

Implementation Costs Incurred in a Cloud Computing Arrangement

That is a Service Contract

January 1, 2020

4.	Recently Issued Accounting Pronouncements

The following GAAP standards have been recently issued by the accounting standards board. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined the pronouncements do not have a significant impact on the Company have been excluded herein.

Date Issued	Standard	Effective Date

August 2020

ASU No. 2020-06: Debt – Debt with Conversion and Other Options

(Subtopic 470-20) and Derivatives and Hedging – Contracts in

Entity’s Own Equity (Subtopic 815-40) –Accounting for Convertible

Instruments and contracts in an Entity’s Own Equity

January 2022

December 2019	ASU 2019-12, Income Taxes (Topic 740)—Simplifying the Accounting for Income Taxes	January 2021

5.	Discontinued Operations

Following the completion of the merger with Interurban Capital Group, LLC (formerly Interurban Capital Group, Inc.) (“ICG”) discussed in Note 11, the Company sold ICG to a wholly owned subsidiary of Hightimes Holding Corp. (“Hightimes”) following the spinoff of certain assets. At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). As a result, assets and liabilities allocable to these operations were classified as held for sale. In addition, revenue and expenses, gains and losses relating to the discontinuation of the California HAH Dispensaries operations were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

The Company also entered into a plan to abandon certain product lines or lines of business to include CBD products or items of inventory, and the Company’s planned expansion in the state of Michigan. Any related assets and liabilities are classified as held for sale. In addition, the revenue, expenses, gains and losses related to the discontinuation of these activities were eliminated from profit or loss from the Company’s continuing operations for all periods presented.

Discontinued operations are presented separately from continuing operations in the Consolidated Statements of Operations and the Consolidated Statement of Cash Flows.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table represents the financial results associated with discontinued operations as reflected in the Company’s Consolidated Statements of Operations:

For the Year Ended December 31, 2020
Revenue, net of discounts	$4,778
Cost of goods sold	(2,711)

Gross profit	2,067

Expenses
General and administrative	1,622
Sales and marketing	46
Depreciation and amortization	1,057

Total expenses	2,725

Operating income (loss)	(658)
Other (expense) income
Other (expense) income	(93)
Interest expense	(717)

Loss before taxes and non-controlling interest	(1,468)
Income taxes	(308)

Net loss from discontinued operations before non-controlling interest	(1,776)
Net loss from discontinued operations, net of tax	1,278

Net loss attributed to Harvest Health & Recreation Inc.	(498)

During the year ended December 31, 2019, cost of goods sold of approximately $0.6 million was included in discontinued operations.

The following table is a summary of the assets and liabilities of discontinued operations:

	December 31, 2020	December 31, 2019
ASSETS
Inventory, net	93	—
Other current assets	33	—
Property, plant and equipment, net	1,747	1,183
Right-of-use asset, net	3,593	334
Intangibles assets, net	894	905
Other assets	225	22

Assets from discontinued operations	6,585	2,444

LIABILITIES
Lease liability, net of current portion	718	—

Liabilities from discontinued operations	718	—

6.	ACCOUNTS RECEIVABLE

The Company’s accounts receivable consisted of:

	December 31, 2020	December 31, 2019
Trade receivables	$4,430	$11,737
Other receivables	1,445	4,005

Total accounts receivable	$5,875	$15,742
Less: allowance for credit losses	(824)	(3,595)

Accounts receivable, net	$5,051	$12,147

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

As of December 31, 2019, the Company had amounts due from THChocolate LLC of $9.5 million, which represented 81% of total trade receivables. On October 30, 2020, all accounts receivable due from THChocolate, LLC were forgiven as part of the acquisition of THChocolate, LLC by Harvest and were included in the purchase consideration. See Note 11 for additional information.

The following is a roll-forward of the allowance for credit losses related to trade accounts receivable for the years ended:

	December 31, 2020	December 31, 2019
Beginning of period	$3,595	$3,274
Provision for expected credit losses(1)	171	2,522
Write-offs charged against allowance	(2,942)	(2,201)

End of period	$824	$3,595

(1)	The provision for expected credit losses is recorded in general and administrative expenses in the Consolidated Statement of Operations.

7.	INVENTORY

The Company’s inventory consisted of:

	December 31, 2020	December 31, 2019
Raw materials	$12,632	$11,219
Work in progress	5,634	4,887
Finished goods	19,718	12,999

Total inventory	$37,984	$29,105
Reserve	(1,122)	(1,118)

Total inventory, net	$36,862	$27,987

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

8.	NOTES RECEIVABLE

Notes receivable consisted of:

	December 31, 2020	December 31, 2019
Secured promissory notes dated November 2020 in the principal amount of $12.0 million with a maturity date of November 9, 2025; monthly payments of $0.1 million, inclusive of principal and interest. Balloon payment of $8.4 million due at maturity. Interest rate of 7.5% per annum.	$12,000	$—
Secured promissory notes dated February 2020 in the principal amount of $13.5 million with maturity dates from August 2021 to February 2022; principal is due at maturity. Interest rates of 6 - 8% per annum, due at maturity.	13,471	—
Secured convertible promissory note, created from pending acquisition, dated December 31, 2019 in the principal amount of up to $30.0 million with maturity date of December 31, 2020; principal is due at maturity. Interest rate of 9.0% per annum, due at maturity.(2)	—	30,000
Secured promissory note, created from the Verano acquisition, dated September 4, 2019 in the principal amount of up to $16.0 with maturity date of September 4, 2020; principal is due at maturity. Interest rate of 5.0% per annum, due at maturity.(3)	—	8,000
Secured promissory notes, created from the CannaPharmacy acquisition, dated April and June of 2019 in the principal amount of $11.6 million with maturity dates in April and June of 2021; principal is due at maturity. Interest rate of 8% per annum, due quarterly.(4)	456	11,625
Secured promissory notes, created from a pending acquisition, dated October 2018 to August 2019 in the principal amount of $10.1 million with maturity date contingent upon closing of proposed transaction; principal is due at maturity. Interest rate of 12% per annum, due at maturity.(5)	—	10,100
Secured convertible promissory note, due from Falcon International Corp. (“Falcon”) and subsidiaries, dated June 7, 2019 in the principal amount of up to $40.4 million with maturity date of June 6, 2022; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(1)	25,525	25,390
Secured promissory note dated May 3, 2019 in the principal amount of $0.1 million with maturity date of May 3, 2020; principal is due at maturity. Interest rate of 4% per annum, due at maturity.(3)	—	75
Unsecured convertible promissory notes, due from Falcon and its subsidiaries, dated October 2018 through February 2019 in the principal amount of $24.5 million with maturity dates of August to November 2019; principal is due at maturity. Interest rate of 8% per annum, due at maturity.(1)	24,499	24,499
Secured revolving notes dated December 2018 through January 2019 in the principal amount of up to $30.0 million with maturity dates of December 2019 to February 2020; principal is due at maturity. Interest rates of 8.25 - 8.5% per annum with interest payments due monthly.(6)	3,581	3,581
Unsecured promissory note, created from a pending acquisition, dated November 14, 2018, in the principal amount of $1.8 million with maturity date of December 31, 2021; principal is due at maturity. Interest rate of 8% per annum with interest payments due quarterly, beginning March 31, 2019.(3)	—	1,776

Gross notes receivable	79,532	115,046
Less: provision for impairment of notes receivable	(29,713)	(29,267)

Total notes receivable, net of allowance	49,819	85,779
Less: current portion of notes receivable	(31,608)	(51,349)

Notes receivable, long-term portion	$18,211	$34,430

(1)

These notes were issued by Falcon in connection with the Falcon Merger Agreement described in Note 20 (the “Falcon Notes”). In connection with the Falcon Lawsuit, described in Note 20, the Company is seeking restitutionary damages from Falcon and its shareholders including repayment of the Falcon Notes. During the year ended December 31, 2019, the Company recorded a provision for impairment of $32.5 million, including interest of $1.2 million related to the Falcon Notes and other amounts for license purchases. Of the principal balance of the Falcon Notes, $28.9 million is impaired and is noted in the table above.

(2)	This note was settled in the acquisition of GreenMart. See Note 11 for additional information.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

(3)	This note was repaid during the year ended December 31, 2020.
(4)	$10.4 million of these notes were settled in the acquisition of Franklin Labs (see Note 11 for additional information) and a $0.8 million note was repaid during the year ended December 31, 2020.
(5)	These notes were settled as part of the Devine Lawsuit settlement. See Note 20 for additional information.
(6)

These notes are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The Company’s provision for expected credit losses for the year ended December 31, 2020 includes $0.3 million related to these notes. See Note 21 for additional information.

The following is a roll-forward of the allowance for credit losses related to notes receivable for the years ended:

	December 31, 2020	December 31, 2019
Beginning of period	$29,267	$—
Provision for expected credit losses, net of recoveries(7)	446	29,267
Write-offs charged against allowance	—	—

End of period	$29,713	$29,267

(7)	The provision for expected credit losses of notes receivable is recorded in contract asset impairments in the Consolidated Statement of Operations.

Stated maturities of the notes receivable are as follows:

Year Ending December 31,	Expected Principal Payments
2021	$61,158
2022	7,676
2023	802
2024	784
2025	9,112
2026 and Thereafter	—

$79,532

9.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of:

	December 31, 2020	December 31, 2019
Land	$19,108	$17,952
Buildings and improvements	127,423	66,203
Furniture, fixtures and equipment	26,488	16,477
Assets under construction	23,954	56,729

Total property, plant and equipment, gross	$196,973	$157,361
Less: accumulated depreciation	(20,146)	(7,520)

Property, plant and equipment, net	$176,827	$149,841

Assets under construction represent construction in progress related to both cultivation and dispensary facilities not yet completed or otherwise not placed in service.

The Company recorded depreciation expense of $9.2 million for the year ended December 31, 2020 ($3.3 million included in cost of goods sold and $5.9 million included in depreciation and amortization, in the Consolidated Statements of Operations) and $5.4 million for the year ended December 31, 2019 ($2.4 million included in cost of goods sold and $3.0 million included in depreciation and amortization, in the Consolidated Statements of Operations). Depreciation periods are based on management’s estimates at the date of acquisition.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Right-of-use assets for finance leases are included within building and improvement and accumulated depreciation. See Note 10 for additional information.

The Company recorded impairments of $0.7 million and $7.8 million in the year ended December 31, 2020 and December 31, 2019, respectively. The $0.7 million fixed asset impairment was for tenant improvements, furniture and fixtures the Company planned to use while performing services under the service agreements with the licensees of the Washington locations obtained in the ICG Merger. The service agreements were terminated on November 9, 2020 as part of a legal settlement between the Company and the owners of the Washington locations. The Company does not currently have an alternate use for the fixed assets and the impairment was based on the full net book value of the fixed assets. The $7.8 million was comprised of a $5.0 impairment for land, building and improvements the Company planned to use for the cultivation and production of cannabis in Pennsylvania that was abandoned following the Pennsylvania Department of Health’s denial of the renewal of a grower/processor permit required to operate that facility. The impairment was based on a probability weighted estimate of the cash recoveries. The remaining impairments of $2.8 million were for machinery and equipment that were purchased in anticipation of rapid growth, which no longer have a use and were impaired based on a probability weighted cash recovery estimate.

10.	LEASES

The Company primarily leases space for corporate offices, retail, cultivation and manufacturing under non-cancellable operating leases with initial terms typically ranging from 1 to 20 years. The Company had two finance leases at December 31, 2020.

The following table presents assets and liabilities within the Consolidated Balance Sheet:

Lease and Classification	December 31, 2020	December 31, 2019
Operating Leases:
Right-of-use asset, net	$66,464	$58,766
Lease liability, current portion	$3,041	$2,672
Lease liability, net of current portion	$64,232	$54,264
Finance Leases:
Property, plant and equipment, net(1)	$5,523	$423
Other current liabilities	$5,504	$160
Other long-term liabilities	$—	$179

(1)	Finance lease assets are recorded net of accumulated amortization of $0.1 million and <$0.1 million for the year ended December 31, 2020 and December 31, 2019, respectively.

The following amounts were recognized within the Consolidated Statements of Loss:

	Year Ended December 31,
	2020	2019
Operating lease expense	$11,476	$7,820
Interest on lease liabilities	$448	$65
Expenses related to short-term leases	$1,623	$594
Expenses related to variable payments	$1,001	$579
Sublease income	$1,563	$48

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Other information:

	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,929	$5,100
Operating cash flows from finance lease	$448	$65
Financing cash flows from finance leases	$31	$1,842

The Company’s lease terms and discount rates were as follows:

	December 31, 2020	December 31, 2019
Weighted average remaining term (in years):
Operating	11.1	10.4
Finance	0.1	6.9
Weighted average discount rate:
Operating	11.49%	10.00%
Finance	12.90%	10.00%

Maturity of lease liabilities were as follows:

	Operating	Finance
2021	$11,841	$5,512
2022	11,283	—
2023	10,919	—
2024	10,674	—
2025	10,421	—
Thereafter	73,724	—

	128,862	5,512
Impact of discount	(61,589)	(8)

Lease liability at December 31, 2020	67,273	5,504
Less: lease liability, current portion	(3,041)	(5,504)

Lease liability, net of current portion	$64,232	$—

11.	ACQUISITIONS/DIVESTITURES

The Company has determined that the acquisitions discussed below are business combinations under ASC 805. They are accounted for by applying the acquisition method, whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on reporting units.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following is a preliminary summary of the purchase consideration transferred and allocation of the consideration to the estimated fair value of each acquired acquirees’ assets acquired and liabilities assumed for the Company’s business combinations that occurred during the year ended December 31, 2020:

	Year Ended
	December 31, 2020
Purchase price allocation	THChocolate	GreenMart	ICG	AZNS	Franklin Labs	Total	Adjustments
Identifiable assets acquired:
Cash	$1	$121	$1,057	$—	$92	$1,271	$146
Restricted cash	—	—	1,050	—	—	1,050	—
Accounts receivable	1,278	82	187	—	11	1,558	(2,235)
Inventory	1,378	797	513	3,922	786	7,396	398
Other current assets	115	99	382	—	—	596	—
Property, plant and equipment	754	370	10,878	8,064	6,874	26,940	(93)
Right-of-use assets for operating leases	—	12,051	27,728	950	—	40,729	6,467
Derivative and other assets	30	38	6,430	74	5,717	12,289	5,178
Intangibles assets
Licenses and permits	9,047	30,261	—	33,761	28,989	102,058	—
Other	—	—	11,500	—	—	11,500	—
Goodwill	2,524	13,172	15,458	4,737	10,862	46,753	1,715
Assets held for sale	—	—	8,500	—	—	8,500	—
Liabilities assumed:
Other current liabilities	—	(271)	(2,813)	—	(6,531)	(9,615)	(5,952)
Operating lease liabilities	—	(12,051)	(27,728)	(950)	—	(40,729)	(6,699)
Notes Payable	—	—	(18,500)	(3,897)	—	(22,397)	634
Deferred tax liability	(2,319)	(7,997)	(5,300)	(6,618)	(8,584)	(30,818)	846

Net assets acquired	$12,808	$36,672	$29,342	$40,043	$38,216	$157,081	$405

Cash	$—	$—	$—	$2,950	$15,400	$18,350	$—
Fair value of MVS issued	—	—	29,342	30,443	—	59,785	—
Settlement of indebtedness, receivables and deposits	12,808	31,672	—	—	12,816	57,296	405
Issuance of notes payable	—	—	—	6,650	10,000	16,650	—
Contingent consideration arrangement	—	5,000	—	—	—	5,000	—

Total consideration transferred	$12,808	$36,672	$29,342	$40,043	$38,216	$157,081	$405

Consideration paid in cash	$—	$—	$—	$2,950	$15,400	$18,350
Less: Cash acquired	(1)	(121)	(2,107)	—	(92)	(2,321)

Net cash outflow	$(1)	$(121)	$(2,107)	$2,950	$15,308	$16,029

The goodwill recognized for each acquisition listed above consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the access into a new market and the use of the Company’s existing commercial infrastructure to expand sales. None of the goodwill is expected to be deductible for tax purposes.

Measurement period adjustments

Where provisional values are used in accounting for a business combination, they may be adjusted in subsequent periods, not to exceed twelve months. The primary areas of the purchase price allocations that are subject to change relate to the fair values of certain tangible assets, the valuation of intangible assets acquired and residual goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at each acquisition date during the measurement periods.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Acquisition of THChocolate, LLC

On October 30, 2020, the Company completed the purchase of substantially all of the assets of THChocolate, LLC (“THChocolate”), a cannabis manufacturer, including the transfer of its cannabis manufacturing licenses in Colorado. The settlement of indebtedness purchase consideration was non-cash forgiveness of outstanding trade receivables of $10.8 million and a $1.9 million license receivable owed to Harvest. The cannabis manufacturing license is the only identifiable intangible asset acquired, valued at $9.0 million. The cannabis license has an indefinite useful life.

The results of THChocolate have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of THChocolate included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $2.0 million and <$0.1 million, respectively.

Acquisition of GreenMart of Nevada

On December 31, 2019, the Company, through a wholly owned indirect subsidiary, entered into a definitive agreement to acquire GreenMart of Nevada, LLC (“GreenMart”), a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”), to acquire 100% of the membership interests of GreenMart. GreenMart owns a State of Nevada Medical Marijuana Cultivation Establishment Certificate and a State of Nevada Marijuana Cultivation Facility License and a lease for a 32,000 sq. ft. production and cultivation facility located in Cheyenne, Nevada, a Las Vegas suburb. In addition, the Company entered into a management services agreement (an “MSA”) with GreenMart effective August 14, 2020 whereby the Company agreed to manage all aspects of GreenMart’s business including the ramp up of cannabis cultivation and production. Pursuant to the MSA, the Company are entitled to all revenues of GreenMart’s operations and will fund operational expense during the period of time we manage the facility. The MSA terminates upon the closing of the purchase of GreenMart. The purchase price for the transaction is $35.0 million and is being financed by one of our existing lenders. The amount of $30.0 million was funded on December 31, 2019 and was included as a note receivable in the Company’s consolidated balance sheet and the balance of $5.0 million was recorded as contingent consideration as it was due upon the closing of the acquisition which will occur upon license transfer. Upon the signing of the MSA on August 14, 2020, the note receivable plus interest the Company had recorded with MJardin was reclassified as consideration for obtaining effective control. The cannabis cultivation license is the only identifiable intangible asset being acquired, valued at $30.3 million. The cannabis license has an indefinite useful life. The completion of the acquisition is subject to, among other things, the receipt of regulatory approvals and the satisfaction or waiver of closing conditions customary for a transaction of this nature.

The results of GreenMart have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of GreenMart included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $1.6 million and $0.8 million, respectively.

Acquisition of Franklin Labs, LLC, a subsidiary of CannaPharmacy

On March 26, 2020, the Company acquired from CannaPharmacy, Inc., a Delaware corporation (“CannaPharmacy”), 100% of the issued and outstanding membership interests of Franklin Labs, LLC, a Pennsylvania limited liability company (“Franklin Labs”) for $15.4 million in cash, a $10.0 million promissory note, $10.8 million note receivable forgiveness and a $1.6 million deposit. Franklin Labs holds one grower/processor cannabis permit in Pennsylvania and operates a 46,800 sq. ft. cultivation and processing facility in Reading, Pennsylvania. The cannabis grower/processor license is the only identifiable intangible asset being acquired, valued at $29.0 million. The cannabis license has an indefinite useful life.

The results of Franklin Labs have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Franklin Labs included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $4.0 million and $4.2 million, respectively.

Merger with Interurban Capital Group, Inc.

The Company, through its wholly owned subsidiary, completed a merger with Interurban Capital Group, Inc. (“ICG”) on March 13, 2020 pursuant to an Agreement and Plan of Merger and Reorganization (“the ICG Merger”) to acquire 100% of the equity interest of ICG. ICG is a Seattle-based multistate retail cannabis company. The merger consideration transferred was 318,652 Multiple Voting Shares (the “Merger Shares”) plus the assumption of debt in the principal amount of $19.1 million convertible into 205,594 Multiple Voting Shares. The fair value of the Merger Shares at the time of closing was $29.3 million based on 100 times the Subordinate Voting Share price per share

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

converted to USD on the closing date ($0.92). The Merger Shares are subject to lock-up agreements pursuant to which the holders of such shares have agreed, subject to customary carve-outs and exceptions, not to sell any Merger Shares (or announce any intention to do so), or any securities issuable in exchange therefore, for a period of up to 30 months after the March 13, 2020 closing date of the ICG Merger. 10% of the Merger Shares issued at the time of the ICG Merger are free from the lockup at the time of closing with 10% free from the lockup six months after the closing and then an additional 10% each three months thereafter until the remaining balance of the Merger Shares are free from restriction.

The Company has agreed to issue a number of Multiple Voting Shares for an aggregate price of $9.3 million (the “WA Interests Consideration”) upon exercise of an option to acquire certain ownership interests in five entities that hold licenses to operate recreational cannabis dispensaries in the state of Washington or alternatively an aggregate price of $12.4 million (the “WA Assets Consideration”) to acquire substantially all of the assets of these five entities (the “Options”). Exercise of the Options by the Company is subject to fulfilment of certain conditions. The Multiple Voting Shares will be determined by (a) converting the WA Interests Consideration or the WA Assets Consideration to C$ based on the exchange rate of US$:C$ reported by the Bank of Canada on the day prior to the closing of the acquisition of the WA Interests or the WA Assets as the case may be; and (b) dividing such amount by 100 times the volume weighted average sales price for each share of Subordinate Voting Shares of the Company on the Canadian Securities Exchange (the “CSE”) during the last 15 completed trading days prior to the closing of the acquisition of the WA Interests or the WA Assets. In addition, the Company agreed to issue 1,274,608 Subordinate Voting Shares to a business consultant for a consulting fee at the time of the merger closing. The Company accrued $1.2 million for the fee based on the Subordinate Voting Share price per share converted to USD on the closing date ($0.92). An identifiable intangible asset was identified in relation to management service agreements included in the acquisition which provided the Company the rights to collect certain fees, valued at $11.5 million. Based on the terms of the agreements, the intangible asset has an indefinite useful life. The intangible asset was divested as part of the Washington Litigation whereby the related management service agreements were cancelled as part of the settlement agreement (see Note 20 for additional information).

The results of ICG have been included in the consolidated financial statements since the date of the acquisition. As discussed below, after the spinoff of certain assets, ICG was sold to Hightimes. The revenue and net income of ICG included in continuing operations in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $0.3 million and $3.3 million, respectively. Net income of $2.1 million was primarily driven by a $1.8 million gain recognized from settling the Washington Litigation (see Note 20 for additional information). Net loss from ICG included in net loss from discontinued operations, net of tax, in the Consolidated Statements of Operations from the acquisition date through the divestiture date was $1.2 million.

Acquisition of Arizona Natural Selections

On February 18, 2020, the Company completed the acquisition of 100% of the membership interests of Arizona Natural Selections (“AZNS”), including four vertical medical licenses in Arizona. The acquisition was completed by issuing 122,672 Class B shares of a wholly owned acquisition subsidiary of the Company, which are convertible on a one-to-one basis to Multiple Voting Shares with an aggregate fair value on the date of purchase of $30.4 million based on the on 100 times the Subordinate Voting Share price per share converted to USD on closing date ($2.48), and the issuance of a $6.7 million promissory note with interest at 4% issued to the former owners with a term of three years and payable in three equal installments of principal on each anniversary of the closing with accrued interest payable on the third anniversary of the closing along with the final installment of principal. The principal amount under the note will be available as a reserve to the Company for indemnification purposes. The Class B shares will automatically convert to Multiple Voting Shares on the earlier of the exchange of at least 50% of the Sellers’ Class B Shares into Multiple Voting Shares or on February 18, 2022. The Company assumed $3.9 million in debt at closing and paid off another $3.0 million at closing. The four licenses acquired through the agreement include retail locations: Green Desert Patient Center of Peoria, Inc., Green Sky Patient Center of Scottsdale North, Inc., The Giving Tree Wellness Center of Mesa, Inc. (each of which currently conducts business under the retail brand name Arizona Natural Selections) and a fourth location in Phoenix was opened in September 2020. The acquisition provided Harvest with two operational cultivation facilities: a 55,000 sq. ft. indoor cultivation and production facility in Phoenix and a 322-acre site of which 25 acres are zoned for cannabis with 70,000 square feet of greenhouse in Willcox. The four vertical medical cannabis licenses are the identifiable intangible assets acquired and valued at $33.8 million. The cannabis licenses have an indefinite useful life.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The results of Arizona Natural Selections have been included in the consolidated financial statements since the date of the acquisition. The revenue and net loss of Arizona Natural Selections included in the Consolidated Statements of Operations from the acquisition date through December 31, 2020 were $40.2 million and $0.7 million, respectively.

The Company calculated, on a pro forma basis, the combined results of the acquired businesses as if each acquisition had occurred as of January 1, 2019. These unaudited pro forma results are not necessarily indicative of either the actual consolidated results had the acquisition occurred as of January 1, 2019 or of the future consolidated operating results. For each acquisition, unaudited revenue and net loss is as follows:

(in millions)	For the Year Ended December 31,
	2020	2019
THChocolate, LLC
Total revenues	$14.4	$12.3
Net loss	$(0.9)	$(4.5)
GreenMart
Total revenues	$2.7	$0.9
Net loss	$(1.8)	$(1.9)
Franklin Labs
Total revenues	$4.4	$—
Net loss	$(5.0)	$(1.4)
ICG
Total revenues	$1.2	$4.0
Net loss	$(2.5)	$(19.1)
AZNS
Total revenues	$42.1	$28.0
Net (loss) income	$(1.8)	$0.8

The following unaudited pro forma revenue and net loss presents information of the combined entity as if the each of the business acquisitions by the Company listed above had occurred on January 1, 2019:

(in millions)	For the Year Ended December 31,
	2020	2019
Combined entity
Total revenues	$248.2	$162.0
Net loss attributed to Harvest Health & Recreation Inc.	$(68.0)	$(192.8)

Other acquisitions

During the year ended December 31, 2019, the Company completed acquisitions of 100% of the equity interests of several entities. Each entity holds one or multiple licenses for the cultivation, processing and/or sale of cannabis. The acquisitions are not considered significant individually or in aggregate and do not require separate reporting.

Aggregate consideration to acquire the entities was $56.5 million, consisting of cash of $31.7 million, equity of $18.5 million, $4.2 million in contingent consideration and $2.2 million of loans settled. These acquisitions qualified as business combinations under ASC 805, and the Company has recorded all assets acquired and liabilities assumed at their acquisition date fair values. The total assets acquired and liabilities assumed were $52.2 million and $11.5 million, respectively. The goodwill of $16.2 million arising from the acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the businesses.

The Company has finalized the purchase price allocations to the individual assets acquired and liabilities assumed using the acquisition method. $0.2 million of measurement period adjustments were recorded in 2020 for these acquisitions in relation to adjustments to various working capital assets and liabilities.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Sale to Hightimes

On June 22, 2020, the Company sold ICG to a wholly owned subsidiary of Hightimes following the spinoff of certain assets as provided for in the Second Restated Purchase Agreement by and among Hightimes, the Company, Steven M. White, Harvest of California LLC, ICG and other parties dated June 10, 2020 (the “Hightimes Agreement”). At the time of disposition, ICG’s primary assets consisted of rights to acquire eight “Have A Heart”-branded cannabis dispensaries in California (the “California HAH Dispensaries”). In addition, the Company agreed to sell Hightimes the equity of two additional entities controlled by Harvest that are seeking cannabis dispensary licenses in California (the “Harvest Dispensaries”). The sales price for these assets was $67.5 million payable $1.5 million in cash and $66.0 million in the form of Series A Voting Convertible Preferred Stock, par value $0.0001 (“Series A Preferred”) issued by Hightimes. $60.0 million of Series A Preferred Stock was issued on June 22, 2020 upon completion of the sale of ICG and the remaining $6.0 million of Hightimes Series A Preferred Stock will be issued to Harvest upon transfer of the Harvest Dispensaries. On October 2, 2020, Harvest terminated its obligation to sell two California retail assets to Hightimes Holding Corp. As a result of this termination, the purchase price Hightimes agreed to pay Harvest for its acquisition of ICG was reduced by $6.0 million that had been payable to the Company by issuance of Hightimes’ Series A Preferred Stock. At the time of closing, Hightimes had no other series or class of preferred stock issued and outstanding. The Series A Preferred Stock has a stated or liquidation value of $100 per share. Commencing on the later to occur of (A) September 30, 2020, or (B) the Closing Date, the Series A Preferred Stock will pay a quarterly dividend at the rate of 16% per annum. The Dividend shall accrue and shall be added to the face amount of the Series A Preferred Stock issuable upon conversion of the Series A Preferred Stock. We may convert all or a portion of the Series A Preferred Stock into shares of Hightimes Class A voting Common Stock at a conversion price per share of $11, subject to adjustment to $1 per share, based on the 11-for-one forward stock split of the Hightimes Common Stock to be consummated upon completion of Hightimes’ Regulation A+ initial public offering; provided, that in no event shall the number of shares of Hightimes Common Stock issuable upon full conversion of the Series A Preferred Stock, exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to such optional conversion.

To the extent not previously converted into Conversion Shares, the then outstanding shares of Series A Preferred Stock shall be subject to automatic conversion into Hightimes Common Stock on the earlier to occur of (a) two (2) years from the Initial Closing Date, or (b) if the market capitalization of the Hightimes Common Stock, based on the volume weighted average closing prices for any ten (10) consecutive trading days, shall equal or exceed $300.0 million. In either event, the per share conversion price of the Series A Preferred Stock shall be the volume weighted average closing price for any ten (10) consecutive trading days immediately preceding the date of automatic conversion. Notwithstanding the foregoing, in no event shall the aggregate number of Conversion Shares exceed 19% of the issued and outstanding shares of Hightimes Common Stock, after giving effect to any prior optional conversion or a mandatory conversion.

The number of Series A Preferred Shares is subject to reduction in the event Hightimes does not obtain the required consent to transfer ownership of the California HAH Dispensaries or the Harvest Dispensaries within one year following the applicable closing and such failure is not a result of Hightimes failure to use its commercially reasonable efforts (which shall not include having to make any additional payments to any member or manager of any dispensary) to obtain such consent as provided for in the Hightimes Agreement. In addition, if the required consent is not obtained, the applicable entity shall be removed from the list of dispensaries to be acquired and there shall be no further liability or obligation on the part of any party with respect to the failure to deliver the required consents or approvals for such entity.

The Series A Preferred Stock and the Hightimes Common Stock issuable upon conversion of the preferred stock (the “Conversion Shares”) are subject to a lockup agreement which prohibits the Company or any purchaser of the shares from affecting any sale, assignment, pledge or transfer of the Series A Preferred Stock or Conversion Shares for a period of six months following the applicable closing date. Thereafter, the Company may effect public sales into the market of such Conversion Shares at the rate of 10% of such Conversion Shares every six months (commencing on the six month anniversary of the Closing Date) with the balance of such Conversion Shares to be subject to public sales into the market at the expiration of such five year lockup period.

The Company estimated the fair value of the shares of Series A Preferred Stock received to be $19.1 million as of June 30, 2020. For consideration received, the Company transferred its 100% ownership interest in ICG, whose primary assets consisted of several leases, leasehold improvements, other assets and rights to acquire eight California HAH Dispensaries and agreed to sell Hightimes the equity of two additional Harvest Dispensaries. Upon completion of the accounting for the ICG acquisition and final determination of the fair value of the assets sold to Hightimes, the Company recorded a loss of $13.3 million.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The Company is not able to readily determine the fair value of the Series A Preferred Stock and applies the measurement alternative by performing a qualitative assessment on a quarterly basis for impairment. No impairments were identified during the year ended December 31, 2020.

Divestments

Divestiture of Arkansas Assets

On November 13, 2020, the Company and other owners of Natural State Wellness Dispensary, LLC and Natural State Wellness Enterprises, LLC (collectively, “Natural State Wellness Entities”), which own and operate a medical marijuana dispensary and cultivation facility, sold 100% of their ownership interests in these entities to an unrelated third party. The purchase price paid by the buyer was $25.0 million in cash. Following repayment of approximately $1.9 million in loans owned by Harvest, the portion of net proceeds received by the Company for its ownership interests in the Natural State Wellness Entities totaled approximately $12.9 million. The carrying value of the assets derecognized along with the carrying value of the non-controlling interest resulted in a gain of $18.3 million. The Company retained ownership of the real estate where the dispensary and cultivation facilities are located and leased this property to the Natural State Wellness Entities.

Deconsolidation of Ohio Entities

In February 2020, the Company divested of non-operating retail and cultivation entities, primarily consisting of two entities that hold cannabis licenses and various real estate and equipment. In accordance with ASC 810-10-40, Derecognition, control ceased, and the Company deconsolidated it’s interest in the entities. A related party to the Company holds an interest of 49% which it recognized as an equity method investment due to the related parties significant influence. The carrying value of the assets was derecognized along with the corresponding recognition of the fair value of the equity method investment resulting in a gain of $3.2 million. In conjunction with the assets being deconsolidated, the Company issued a $12.0 million note receivable to the entities in exchange for the real property and other plant and equipment deconsolidated at the time. This resulted in an additional $8.7 million gain. The note receivable is recorded in the Notes receivable line of the consolidated balance sheet.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

12.	INTANGIBLE ASSETS AND GOODWILL

Intangible assets, including goodwill, as of December 31, 2020 consisted of the following:

Gross carrying amount	Weighted average useful lives (years)	December 31, 2019	Additions	Acquisitions(1)	Dispositions/ Adjustments	December 31, 2020
Definite life intangible assets:
Patient relationships	2.0	$820	$—	$—	$—	$820
Technology	9.9	18,058	—	—	—	18,058
Software	5.0	183	83	—	(25)	241
Other	3.0	—	410	—	—	410
Indefinite life intangible assets:
Licenses and permits		138,792	18,714	102,058	(5,698)	253,866
Internally developed		1,827	—	—	(714)	1,113
Trade names		2,400	—	—	—	2,400
Other(2)		—	—	11,500	(11,500)	—

Total intangible assets		162,080	19,207	113,558	(17,937)	276,908
Goodwill		84,596	—	46,753	(15,308)	116,041

Total gross carrying amount		$246,676	$19,207	$160,311	$(33,245)	$392,949

Accumulated amortization		December 31, 2019	Amortization	Acquisitions	Dispositions/ Adjustments	December 31, 2020
Definite life intangible assets:
Patient relationships		$820	$—	$—	$—	$820
Technology		2,021	1,892	—	—	3,913
Software		30	47	—	(20)	57

Total accumulated amortization		2,871	1,939	—	(20)	4,790

Total intangible assets, net and goodwill		$243,805	$17,268	$160,311	$(33,225)	$388,159

Intangible assets, including goodwill, as of December 31, 2019 consisted of the following:

Gross carrying amount	December 31, 2018	Additions	Acquisitions(1)	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$820	$2,112	$—	$(2,112)	$—	$820
Technology	17,700	358	—	—	—	18,058
Software	—	183	—	—	—	183
Indefinite life intangible assets:
Licenses and permits	90,016	14,546	41,528	(7,056)	(242)	138,792
Internally developed	2,657	—	—	—	(830)	1,827
Trade names	2,400	—	—	—	—	2,400

Total intangible assets	113,593	17,199	41,528	(9,168)	(1,072)	162,080
Goodwill	69,407	—	16,015	—	(826)	84,596

Total gross carrying amount	$183,000	$17,199	$57,543	$(9,168)	$(1,898)	$246,676

Accumulated amortization	December 31, 2018	Amortization	Acquisitions	Impairments	Dispositions/ Adjustments	December 31, 2019
Definite life intangible assets:
Patient relationships	$615	$413	$—	$(208)	$—	$820
Technology	148	1,873	—	—	—	2,021
Software	—	30	—	—	—	30

Total accumulated amortization	763	2,316	—	(208)	—	2,871

Total intangible assets, net and goodwill	$182,237	$14,883	$57,543	$(8,960)	$(1,898)	$243,805

(1)	See Note 11 for additional information.
(2)	Consists of agreements that allow the Company the rights to collect certain fees.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Intangible assets with definite lives are amortized over their estimated useful lives. The Company recorded amortization expense of $1.9 million and $2.3 million included in depreciation and amortization, in the Consolidated Statements of Operations, for the year ended December 31, 2020 and December 31, 2019, respectively. Amortization periods for assets with definite lives are based on management’s estimates at the date of acquisition.

Based solely on the amortizable intangible assets recorded at December 31, 2020, estimated amortization expense for the remainder of fiscal years ending December 31, 2021 through 2025 and thereafter is as follows:

Estimated Amortization Expense
2021	2,064
2022	2,050
2023	1,950
2024	1,799
2025	1,787
Thereafter	5,089

Total amortization expense	$14,739

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, impairment charges or other relevant factors or changes.

There were no impairments identified during annual goodwill impairment testing in 2020 or 2019.

No other intangible assets impairments were recorded during the year ended December 31, 2020. During the year ended December 31, 2019, the Company recognized intangible asset impairment losses of $9.0 million, consisting of a $1.9 million impairment of a definite life intangible asset and $7.1 million of impairments of indefinite life intangible assets. The $7.1 million impairment consisted of $4.7 million recorded for the denial of the grower/processor permit application for AGRiMED Industries of PA, LLC, and $2.4 million for the impairment of two licenses related to the definitive agreement to acquire Falcon. The acquisition agreement was terminated on January 6, 2020, and the licenses will no longer be used. The impairments were recorded in fixed and intangible asset impairments in the Consolidated Statement of Operations.

13.	OTHER CURRENT LIABILITIES

The Company’s other current liabilities consisted of:

	December 31, 2020	December 31, 2019
Accrued inventory purchases	$7,886	$3,133
Finance lease liabilities(1)	5,504	160
Accrued expenses	5,607	7,154
Accrued payroll and benefits	4,353	2,653
Accrued capital expenditures	3,133	7,100
Other	2,413	1,829

Total other current liabilities	$28,896	$22,029

(1)	See Note 10 for additional information.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

14.	NOTES PAYABLE

Notes payable consisted of:

	December 31, 2020	December 31, 2019
Secured promissory note dated March 2020, in the principal amount of $10.0 million with a maturity of March 2022. Monthly interest payments of 9% per annum. Principal balance due at maturity.(1)	10,000	—
Unsecured promissory note dated February 2020, in the principal amount of $6.7 million with a maturity of February 2023. Monthly interest payments at 4% per annum. Annual payments of $2.2 million, inclusive of interest at 4%, due beginning February 2021 with remaining principal due at maturity.	6,650	—
Secured promissory notes dated December 2019, in the principal amount of $93.4 million with a maturity of December 2022. Semi-annual interest payments at 15% per annum. Principal balance due at maturity.(2)	93,390	93,248
Secured promissory notes dated December 2019, in the principal amount of $42.4 million with a maturity of December 2022. Semi-annual interest payments at 9.25% per annum. Principal balance due at maturity.(3)	42,404	21,108
Secured convertible promissory note dated December 2019, in the principal amount of $10.0 million with a maturity of December 2021. Semi-annual interest payments at 9% per annum. Principal balance due at maturity.(4)	10,000	10,000
Secured promissory notes dated October 2019, in the principal amount of $6.5 million with a maturity of October 2021. Monthly interest payments at 8.95% per annum. Principal balance due at maturity.(5)	6,500	6,500
Secured promissory notes dated September and October 2019, in the principal amount of $2.6 million with maturities of October 2024. Monthly interest payments at 5.5% and 8.75% per annum. Principal balance due at maturity.(6)	2,505	2,604
Secured promissory note dated June 2019, in the principal amount of $4.0 million with a maturity of June 2024. Interest at LIBOR plus 2.5% per annum, payable monthly. Principal balance due based on 25-year amortization schedule with balloon payment at maturity.(7)	4,000	4,000
Unsecured convertible debentures dated May 2019, in the principal amount of $100.0 million with a maturity of May 2022. Semi-annual interest payments at 7% per annum. Principal balance due at maturity.(8)	100,000	100,000
Secured promissory note dated August 2018, in the principal amount of $2.0 million with a maturity of August 2023. Monthly payments of <$0.1 million, inclusive of interest at 2% per annum.	1,275	1,575
Secured promissory note dated July 2018, in the principal amount of $0.7 million with a maturity of September 2020. Monthly interest payments at 12% per annum, beginning October 1, 2018. Principal balance due at maturity.	—	730
Other unsecured promissory notes	4,039	2,154

Total notes payable	280,763	241,919
Less: unamortized debt discounts and issuance costs	(15,787)	(20,343)

Net amount	264,976	221,576
Less: current portion of notes payable	(20,910)	(8,395)

Notes payable, net of current portion	$244,066	$213,181

(1)	Carrying value includes debt discount of $0.7 million.
(2)	Carrying value includes debt issuance costs of $3.0 million.
(3)	Carrying value includes debt issuance costs of $1.5 million and warrants of $4.1 million.
(4)	Carrying value includes debt discount of $0.5 million.
(5)	Carrying value includes debt issuance costs of <$0.1 million.
(6)	Carrying value includes debt issuance costs of $0.1 million.
(7)	Carrying value includes debt issuance costs of $0.1 million.
(8)	Carrying value includes debt issuance costs of $2.1 million and warrants of $3.8 million.

In March 2020, the Company assumed outstanding convertible debt in the principal amount of $19.1 million in connection with the ICG Merger. The debt accrues interest at a rate of 12% per annum with a maturity date of February 19, 2021. The aggregate of the principal and accrued interest is convertible into 205,594 Multiple Voting Shares by the lender or the borrower any time up to 5:00 PM Eastern time on the day before the maturity date. The principal and accrued interest will be due in cash at the maturity date if not converted prior to maturity. The conversion occurred on December 30, 2020.

In addition, in March of 2020, the Company issued a promissory note in the principal amount of $10.0 million in connection with the Franklin Labs acquisition. The note is payable to CannaPharmacy Inc, and accrues interest at 9% per annum, payable in monthly interest only payments. The note matures on the second anniversary of the issuance, which will be March 26, 2022.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

On January 24, 2020, the Company closed a third tranche of its Debt Offering, resulting in the issuance of $0.1 million of 15% Coupon Notes and $11.2 million of 9.25% Units. On February 13, 2020, the Company closed a fourth tranche of its Debt Offering, resulting in the issuance of $10.0 million of 9.25% Units.

On January 31, 2020, the Company closed on a $20.0 million term loan secured by real property owned by certain of the Company’s wholly owned indirect subsidiaries. The term loan beared interest at a fixed rate of 16% per annum. Accrued and unpaid interest was payable monthly, with monthly principal amortization payments in the amount of $0.2 million payable commencing on October 1, 2020. The term loan had an initial term of 18 months, which was able to be extended by the Company for two additional six-month increments upon the satisfaction of certain terms and conditions. On November 13, 2020, $1.9 million was repaid as part of divestiture of the Arkansas assets. Then on December 28, 2020, the remaining balance of $17.7 million was repaid (inclusive of outstanding principal, accrued and unpaid interest, and fees.).

On December 23, 2019, the Company closed the first tranche of a private placement offering (the “Debt Offering”) of (a) 15% senior secured notes due 2022 (the “Coupon Notes”), and (b) units (the “Units”), with each Unit being comprised of (i) $1.0 million aggregate principal amount of 9.25% senior secured notes (the “Unit Notes” and together with the Coupon Notes, the “Notes”) and (ii) 109 subordinate voting share purchase warrants (the “Warrants”). The first tranche resulted in the private placement of approximately $73.0 million in Coupon Notes, and $21.0 million in Units. The funds from the initial tranche were used to pay off the Company’s Bridge Facility and Primary Facility balance of $82.5 million, resulting in a loss on extinguishment of $2.4 million.

The Coupon Notes bear interest at 15% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year commencing on June 30, 2020. The Unit Notes bear interest at 9.25% per annum and are payable semi-annually in equal installments on June 30 and December 30 of each year, commencing on June 30, 2020. None of the Coupon Notes, the Units, nor the subordinate voting shares that will issuable upon exercise of the Warrants will be registered under the United States Securities Act of 1933, or applicable state securities laws and will not be qualified by a prospectus in Canada. The Coupon Notes and the Units were issued to accredited investors or qualified institutional buyers. The Notes are secured by (i) a first priority security interest in all of the Company’s present and future personal property assets, (ii) a first priority security interest in the equity interests of certain of the Company’s direct and indirect subsidiaries that guaranteed the Notes (the “Guarantors”), and (iii) a first priority security interest in all of the Guarantor’s present and future personal property assets. The Company may redeem the Notes, in whole or in part, during the first year after the issuance of the Notes, at 105% of the principal amount of the Notes redeemed, and thereafter at 100% of the principal amount of the Notes redeemed. In the event of a change of control, each holder of Notes has the right to require the Company to purchase all or any part of their Notes for an amount in cash equal to 101% of the aggregate principal amount of Notes and Units repurchased plus and accrued and unpaid interest. The Notes include covenants that, among other things, limit the Company’s ability to pay dividends, conduct certain asset or equity transactions, incur indebtedness, grant liens and dispose of material assets. The Warrants are issued and governed pursuant to the warrant indenture and can be exercised at a price of C$3.66 per warrant share. Due to the strike price being in a different currency than the Company’s functional currency, the warrants are being treated as a liability. The issuance of the 9.25% notes with the attached Warrants resulted in the incurrence of a debt discount of $3.1 million, which is classified as a liability.

On December 31, 2019, the Company issued a 9% Convertible Promissory Note for a principal amount of $10.0 million. The interest is payable semi-annually in arrears on June 30 and December 31 each year. The holder has the right at any time to convert the principal amount into the number of shares that is equal to the principal amount divided by the conversion price of C$3.67. The Company has the right to convert the principal amount at the conversion price if for any twenty consecutive trading days the VWAP of the Company’s shares is greater than a 40% premium to such conversion price.

In addition, the Company issued additional Coupon Notes under the Debt Offering in the amount of $20.0 million on December 31, 2019. Together with the $10.0 million Convertible Promissory Note, the Company used the $30.0 million proceeds to pay a signing payment (the “Signing Payment”) that will be applied towards a portion of the $35.0 million purchase price of its planned acquisition of GreenMart, a wholly owned, indirect subsidiary of MJardin Group, Inc. (“MJardin”). GreenMart, MJardin and certain of its subsidiaries issued the Company a convertible promissory note in the principal amount of $30.0 million to secure the Signing Payment pending closing upon regulatory approval. See Note 8 for additional information regarding the $30.0 million note receivable and Note 11 for additional information regarding the acquisition of GreenMart.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

In October and November 2019, the Company expanded the existing non-revolving term loan under its Amended and Restated Credit Agreement with additional draws of C$27.5 million and C$35.0 million through amendments to the Company’s existing amended and restated credit agreement originally executed on July 26, 2019 (as amended by a joinder and amending agreement dated August 26, 2019 and first amending agreement dated October 21, 2019) (the “Bridge Facility”). These draws noted above were in addition to the Company’s existing C$50.0 million facility (the “Primary Facility”) for which the original principal was borrowed in October 2018 under the Letter Credit Agreement and amended and restated in July 2019. The entire Amended and Restatement Credit Agreement balance of C$112.4 million (US$82.5 million) was paid off with the Senior Secured Notes and Units described above.

In July 2019, the Company entered into an amended and restated credit agreement with Bridging Finance Inc. to borrow an additional C$24.0 million, increasing the existing non-revolving term loan to C$50.0. Up to May 31, 2019, any interest not paid in cash was added to the principal amount of the Term Loan. Beginning June 1, 2019, principal payments under the loan were amortized monthly on a straight-line basis over a five-year period. The Company paid the agent of the lender an additional $0.4 million work fee upon executing the amended and restated credit agreement.

The Company was party to Letter Credit Agreement entered in October 2018 to borrow C$26.0 million for a period of three years at an interest rate that is equal to Bank of Nova Scotia Prime plus 10.3% per annum. Principal payments under the loan were amortized monthly on a straight-line basis over the term of the loan beginning six months after the date of the loan. The loan was secured by a first lien on the assets of the Company and its subsidiaries and a pledge of its ownership in its subsidiaries. The Company paid the agent of the lender a $0.6 million work fee and issued to such agent $0.9 million of shares of common stock of Subordinate Voting Shares of the resulting issuer. This loan agreement was Amended and Restated in July 2019 as noted above and settled with the Senior Secured Notes described above.

In May 2019, the Company received gross proceeds of $100.0 million from a brokered private placement issuance of 7% coupon, unsecured debentures, which are convertible into subordinate voting shares (SVS) at a conversion price of C$15.38 per share at any time and mature on May 9, 2022. The purchaser of the Convertible Debentures also received, for no additional consideration, 3,502,666 warrants. Each warrant is exercisable to purchase one SVS at an exercise price of C$18.17 per share, for a period of 36 months from the date of issue. The proceeds were to fund working capital and general corporate purposes.

The Company may, subject to certain conditions, force the conversion of all of the principal amount of the then outstanding Convertible Debentures at the applicable Conversion Price if, at any time after the date that is four months and one day following the date of issue of the Convertible Debentures, the VWAP of the Subordinate Voting Shares is greater than C$21.53 for any 10 consecutive trading days, by providing 30 days’ notice of such conversion.

The Convertible Debentures are comprised of a liability component and a debt discount comprised of the fair value of the warrants. The warrants were fair valued using the Black-Scholes option-pricing model and resulted in a debt discount of $8.5 million. Using the residual method, the carrying amount of the notes is the difference between the principal amount and the initial carrying value of the warrants. The debentures, net of the equity component and issue costs, are accreted using the effective interest method over the term of the debentures, such that the carrying amount of the financial liability will equal the principal balance at maturity. The Company incurred cash fees of $4.2 million, which were netted with proceeds. These transaction costs have been allocated to the liability and warrant components based on their pro-rata values.

Stated maturities of debt obligations and expected interest payments are as follows:

Year ending December 31,	Expected Principal Payments	Expected Interest Payments
2021	$20,910	$27,934
2022	248,847	21,028
2023	4,900	454
2024	5,597	217
2025	509	19
2026 and thereafter	—	—

	$280,763	$49,652

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

15.	INCOME TAXES

As the Company operates in the legal cannabis industry, the Company is subject to the limits of IRC Section 280E for U.S. federal income tax purposes under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-allowable under IRC Section 280E. However, the State of California does not conform to IRC Section 280E and, accordingly, the Company deducts all operating expenses on its California Franchise Tax Returns.

The income tax provision consisted of the following:

	As of December 31,
	2020	2019
Current
U.S. Federal	$9,743	$4,270
State and local	2,464	1,436

Total Current	12,207	5,706

Deferred
U.S. Federal	(6,660)	(1,474)
State and local	(1,897)	(476)

Total Deferred	(8,557)	(1,950)

Total	$3,650	$3,756

The income tax provision is different than the amount of income tax determined by applying the U.S. Federal statutory rate of 21% for 2020 and 2019 to income before income taxes as a result of the following:

	For the Years Ended December 31,
	2020	2019
U.S. Federal taxes at statutory rate	$(9,876)	$(43,228)
Permanent non-deductible IRS Section 280e differences	21,752	48,824
Pass through entities & non-controlling interest	(8,226)	(1,840)

Income tax provision	$3,650	$3,756

The net deferred income tax liability was $53.1 million and $28.6 million as of December 31, 2020 and 2019, respectively, and consists primarily of the future tax impacts of the book and tax differences in fixed asset depreciation and intangibles acquired through purchase accounting.

The Company has not established valuation allowances against any U.S. Federal or state deferred tax assets.

The Company endeavors to comply with tax laws and regulations where it does business, but cannot guarantee that, if challenged, the Company’s interpretation of all relevant tax laws and regulations will prevail and that all tax benefits recorded in the consolidated financial statements will ultimately be recognized in full. The Company has taken reasonable efforts to address uncertain tax positions and has determined that there are no material transactions and no material tax positions taken by the Company that would fail to meet the more-likely-than-not threshold for recognizing transactions or tax positions in the consolidated financial statements. Accordingly, the Company has not recorded a reserve for uncertain tax positions in the consolidated financial statements, and the Company does not expect any significant tax increase or decrease to occur within the next 12 months with respect to any transactions or tax positions taken and reflected in the consolidated financial statements. In making these determinations, the Company presumes that taxing authorities pursuing examinations of the Company’s compliance with tax law filing requirements will have full knowledge of all relevant information, and, if necessary, the Company will pursue resolution of disputed tax positions by appeals or litigation.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

16.	SHARE-BASED COMPENSATION

Stock Options

During 2018, the Compensation Committee of the Board of Directors approved the Stock and Incentive Plan, a share-based compensation plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee directors capable of assuring the future success of the Company. The stock options granted are non-qualified and vest in 25% increments over a four-year period and expire 10 years from the grant date. Subordinate Voting Shares to be issued under the Plan are made available from authorized and unissued Harvest Subordinate Voting Shares.

A summary of the status of the options outstanding follows:

	Number of Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2018	9,955,000	$6.55	$—
Forfeited/Cancelled	(8,696,500)	7.32
Granted	16,277,750	7.47

Balance as of December 31, 2019	17,536,250	7.02	—
Forfeited/Cancelled	(11,942,250)	6.11
Granted	8,786,875	2.51

Balance as of December 31, 2020	14,380,875	$5.02	$1,535,818

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on December 31, 2020 and December 31, 2019, respectively, and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options on December 31, 2020 and December 31, 2019. This amount will change in future periods based on the fair market value of the Company’s stock and the number of options outstanding.

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028—December 31, 2030	14,380,875	1.09 - 8.75	2,326,000

The following table summarizes the Subordinate Voting Shares stock options that remain outstanding as of December 31, 2019:

Security Issuable	Expiration Date	Number of Stock Options	Exercise Price	Stock Options Exercisable
Subordinate Voting Shares	November 14, 2028—December 19, 2029	17,536,250	2.12 - 8.75	1,758,125

During the years ended December 31, 2020 and 2019, the Company recorded $22.5 million and $17.7 million of share-based compensation expense, respectively.

The fair value of the stock options granted was determined using the Black-Scholes option-pricing model with the following weighted average assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.00% - 2.25%	2.00% - 2.25%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	83% - 99%	85% - 95%
Expected Life of Stock Options	6.25 Years	6.25 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that options issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the options.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

During the years ended December 31, 2020 and 2019, the weighted-average fair value of stock options granted was $1.81 and $5.57 per option. As of December 31, 2020 and 2019, stock options outstanding have a weighted-average remaining contractual life of 8.2 and 9.1 years, respectively. At December 31, 2020, the total unrecognized compensation cost related to the nonvested awards granted and expected to vest was $19.2 million. This cost is expected to be recognized over a weighted-average period of 2.2 years.

On February 4, 2020, the Company announced that former Co-Executive Chairman Jason Vedadi, CEO Steven M. White, and another member of the Company’s management team, voluntarily surrendered without consideration a total of 2,400 stock options which increased the number of stock options available to other eligible employees of the Company. Following the surrender, key personnel of the Company were awarded approximately 3,000 equity options in recognition of their work and incentive for continued dedication to the Company. Certain stock options were re-granted based on original grant date, allowing for 25% of options to be vested immediately upon grant. As part of the redistribution of equity options, Harvest recognized a non-cash charge of approximately $10.2 million during the first quarter of 2020. The non-cash charge is an accounting treatment that relates to the surrender of equity options and associated acceleration of unrecognized expense tied to the original option grants.

Restricted Stock Units

On December 31, 2020, the Company granted 208,348 restricted stock units. These restricted stock units vest in 2021. On October 6, 2020 and August 3, 2020, the Company granted 173,450 and 312,277 restricted stock units, respectively. These restricted stock units vested in 2020. On April 6, 2020, the Company granted 98,765 restricted stock units. These restricted stock units vest throughout the 2020 and 2021 calendar year. On May 2, 2019, the Company granted 60,329 restricted stock units. These restricted stock units vested throughout the 2019 calendar year. The following table summarizes the status of the restricted stock units:

	Number of Restricted Stock Units	Weighted- Average Grant Price
Balance as of December 31, 2018	—	$—
Granted	60,329	8.28
Forfeited	(10,029)	8.28
Vested	(50,300)	8.28

Balance as of December 31, 2019	—	—
Granted	792,840	1.36
Vested	(551,567)	1.08

Balance as of December 31, 2020	241,273	$2.01

During the years ended December 31, 2020 and 2019, the Company recorded $0.6 million and $0.4 million of share-based compensation expense, respectively, for restricted stock units granted and vested during the period.

17.	STOCKHOLDERS’ EQUITY

Description of the Company’s Securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares (“SVS” or “Subordinate Voting Shares”), Multiple Voting Shares (“MVS” or “Multiple Voting Shares”) and Super Voting Shares, all with no par value. Each Multiple Voting Share converts into 100 Subordinate Voting Shares and each Super Voting Share converts into one Subordinate Voting Share. Holders of SVS are entitled to one vote in respect of each SVS held at stockholder meetings of the Company. Holders of MVS are entitled to 100 votes in respect of each MVS held at stockholder meetings of the Company. Holders of Super Voting Shares are entitled to 200 votes in respect of each Super Voting Share held at stockholder meetings of the Company.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Warrants

During the years ended December 31, 2020 and 2019, the Company issued 12,568,676 and 6,303,438 stock warrants to purchase the Company’s SVS. The Company issued 55,350 stock warrants to purchase the Company’s MVS during the year ended December 31, 2020. No stock warrants to purchase the Company’s MVS were issued during the year ended December 31, 2019. These warrants were issued to buyers of the Company’s debt and equity. The company did not record any share-based compensation expense for stock warrants granted during the years. The stock warrants qualify for liability classification in accordance with ASC 815, Derivatives and Hedging.

A summary of the status of the stock warrants outstanding, on an as-converted basis for SVS, is as follows:

	Number of Stock Warrants	Weighted- Average Exercise Price
Balance as of December 31, 2018	1,322,554	$6.55
Issued	6,303,438	8.74
Exercised	(785,469)	6.48

Balance as of December 31, 2019	6,840,523	8.58
Issued	18,103,676	1.87
Forfeited	(537,085)	6.61

Balance as of December 31, 2020	24,407,114	$4.11

The following table summarizes the stock warrants that remain outstanding as of December 31, 2020:

Security Issuable	Expiration Date	Number of Stock Warrants	Exercise Price	Stock Warrants Exercisable
Subordinate Voting Shares	May 2022 - April 2023	18,872,114	$2.40 to $14.27	18,872,114
Multiple Voting Shares	April 2021 - April 2023	55,350	$ 200	55,350

The fair value of the stock warrants granted was determined using the Black-Scholes option-pricing model with the following assumptions at the time of grant:

	2020	2019
Risk-Free Annual Interest Rate	2.15%	2.15%
Expected Annual Dividend Yield	0%	0%
Expected Stock Price Volatility	70% - 99%	70%
Expected term	1.0—5.0 years	3 Years

Volatility was estimated by using the average historical volatility of comparable companies from a representative peer group of publicly traded cannabis companies. The expected life in years represents the period of time that stock warrants issued are expected to be outstanding. The risk-free rate is based on Government of Canada bond issues with a remaining term approximately equal to the expected life of the warrants.

During the years ended December 31, 2020 and 2019, the weighted-average fair value of the stock warrants granted was $0.58 per warrant and $1.82 per warrant, respectively. As of December 31, 2020 and 2019, stock warrants outstanding have a weighted-average remaining contractual life of 1.8 and 2.4 years, respectively.

Shares Issued

On October 28, 2020, the Company completed a bought deal offering in Canada, pursuant to which Harvest sold an aggregate of 20,354,080 units at a price of $1.72 per unit for gross proceeds of $35.0 million. Each unit consisted of one SVS and one-half of one common share purchase warrant. Each warrant is exercisable into one SVS with an exercise price of $2.29. The Company paid a cash commission of $2.5 million to the underwriters and issued them 1,119,474 compensation warrants for underwriting services received. Each compensation warrant is exercisable into one unit with a $1.72 per unit exercise price. After deducting underwriting fees of $2.5 million and other offering costs of $0.1 million, the Company received net proceeds $32.4 million.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

On March 13, 2020, the Company completed an offering (the “Offering”) on a non-brokered private placement basis to a select group of investors, of $59.0 million of the Company’s multiple voting shares at a price of $141 per share (or $1.41 per subordinate voting share on an as-converted basis) resulting in the issuance of 418,439 multiple voting shares. Proceeds of the Offering will be used for capital expenditures, pending acquisitions, and general corporate purposes.

Shares Held in Escrow

As of December 31, 2020, the Company has 2,000,000 SVS held in escrow to be released on the achievement of certain milestones. The conditions for release were not met as of December 31, 2020. The shares are non-employee compensation for raising equity.

The following presents the total outstanding SVS if converted as of December 31, 2020:

Share Class	Number of Shares at December 31, 2020	Conversion Factor	Total Subordinated Voting Shares if Converted
Super Voting Shares	2,000,000	1	2,000,000
Multiple Voting Shares	1,828,422	100	182,842,200
Subordinate Voting Shares	220,913,258	1	220,913,258

Total			405,755,458

18.	NET LOSS PER SHARE

Calculation of net loss per common share attributable to Harvest Health & Recreation Inc. is as follows (in thousands, except per share data):

	For the Year Ended December 31,
	2020	2019
Net loss attributable to Harvest Health & Recreation Inc.	$(59,630)	$(166,735)
Net loss attributable to discontinued operations, net of tax	$(1,278)	$(568)
Basic weighted-average number of shares outstanding	354,757,211	285,853,929

Net loss per share attributable to Harvest Health & Recreation Inc. - basic and diluted	$(0.17)	$(0.58)
Net loss per share attributable to discontinued operations, net of tax	$—	$—

As the Company is in a loss position for both of the years ended December 31, 2020 and 2019, the inclusion of options and warrants in the calculation of diluted earnings per share would be anti-dilutive, and, accordingly, were excluded from the diluted loss per share calculation. The weighted-average number of shares outstanding assumes the conversion of all MVS and Super Voting Shares into Subordinate Voting Shares (“SVS”).

The following table summarizes the potential SVS that were excluded as they were anti-dilutive:

	December 31,
	2020	2019
Stock options and restricted stock units	14,622,148	17,536,250
Warrants(1)	26,086,325	6,840,523
Convertible debt	11,481,957	11,481,957

	52,190,430	35,858,730

(1)	Includes the compensation warrants issued for underwriting services in the bought deal financing.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

19.	FAIR VALUE AND RISK MANAGEMENT

The accounting framework for determining fair value includes a hierarchy for ranking the quality and reliability of the information used to measure fair value, which enables the reader of the financial statements to assess the inputs used to develop those measurements. The fair value hierarchy consists of three tiers:

•	Level 1- defined as quoted market prices in active markets for identical assets or liabilities

•

Level 2-defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities and

•	Level 3- defined as unobservable inputs that are not corroborated by market data.

Cash and cash equivalents, restricted cash, net accounts receivable, income tax refund receivable and accounts payable represent financial instruments for which the carrying amount approximates fair value, as they are short-term in nature. These instruments are accordingly excluded from the disclosures below.

Some of the Company’s business combinations involve consideration transferred and potential for the payment of future contingent consideration upon the achievement of future milestones or various other performance conditions. The contingent consideration liabilities have estimated fair values based on discounted or undiscounted future cash flow estimates obtained from the Company’s management. The fair value of the contingent consideration is remeasured at the estimated fair value at each reporting period with the change in fair value recognized as a component of “other income or expense” in the Consolidated Statements of Operations for the respective period.

The Company measures the initial liability and remeasures the liability on a recurring basis using Level 3 inputs as defined under ASC 820, Fair Value Measurement and Disclosures. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date and for each subsequent period. The fair value is determined using a discounted cash flow model applied to projected net sales, using projected payment dates. Projected net sales are based on the Company’s internal projections, analysis and the sales potential. Increases or decreases in any valuation inputs, in isolation, may result in a significantly lower or higher fair value measurement in the future.

The Company recorded a $13.5 million gain on a contingent liability settlement during the three months ended March 31, 2020 related to contingent consideration payable on the acquisition of CBx, which closed in November of 2018. The payout was originally valued at $16.0 million gross, with a discounted carrying value of $15.1 million, based on management’s estimates of achieving various options of earnout goals. Upon determination of the payout, the fair value of the liability was estimated to be $2.8 million and a gain of the fair value adjustment of $12.6 million was recognized. The remaining liability of $2.8 million was paid in shares during the six months ended June 30, 2020.

During the year ended December 31, 2020 and December 31, 2019, the Company issued 18,582,250 and 6,303,438 stock warrants, respectively. The stock warrants are accounted for as a warrant liability. The estimated fair value of the liability is recorded using significant unobservable measures and other fair value inputs and is therefore classified as a Level 3 financial instrument. Increases or decreases in the fair value of the Company’s liability associated with the warrant liability are reflected as “fair value of liability adjustments” in the Consolidated Statements of Operations for the respective period.

The following assumptions were used to determine the fair value of the warrant liabilities using the Black-Scholes option-pricing model:

	December 31, 2020	December 31, 2019
Risk-free annual interest rate	2.15%	2.15%
Expected annual dividend yield	0%	0%
Expected stock price volatility	99%	79%
Remaining life	0.3 -5.0 years	2.6 Years

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The warrant liability is fair valued using a Black-Scholes model and methodologies and significant grant-date assumptions are disclosed in Note 17.

We estimate the fair value of our convertible debt carried at face value less unamortized discount and issuance costs on a quarterly basis for disclosure purposes. The estimated fair value of our convertible debt is determined by Level 2 inputs and is based on observable market data including prices for similar instruments.

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Convertible Debt	94,110	18,913	79,357	27,978

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2020:

	Level 1	Level 2	Level 3	Total
Financial Assets
Corporate investments	—	—	$19,091	$19,091

Financial Assets Total	$—	$—	$19,091	$19,091

Financial Liabilities
Contingent consideration	—	—	17,985	17,985
Warrant liability	—	—	20,908	20,908

Financial Liabilities Total	$—	$—	$38,893	$38,893

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2019:

	Level 1	Level 2	Level 3	Total
Financial Liabilities
Contingent consideration	—	—	30,013	30,013
Warrant liability	—	—	5,516	5,516

Financial Liabilities Total	$—	$—	$35,529	$35,529

The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2020:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Warrant Liability	Contingent Consideration	Acquisition Consideration(1)
Balance at January 1, 2020	$5,516	$30,013	$—
Total gains or losses for the period:
Included in earnings (or change in net assets)	5,294	4,831	—
Issuances	10,098	5,000	19,091
Settlements	—	(21,859)	—

Balance at December 31, 2020	$20,908	$17,985	$19,091

(1)	The consideration was in the form of private entity securities.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

The following table depicts the level in the fair value hierarchy of inputs used to estimate the fair value of liabilities measured on a recurring basis as of December 31, 2019:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Warrant Liability	Contingent Consideration
Balance at January 1, 2019	$—	$29,710
Total gains or losses for the period:
Included in earnings (or change in net assets)	(5,972)	(3,847)
Purchases	—	4,150
Issuances	11,488	—
Settlements	—	—

Balance at December 31, 2019	$5,516	$30,013

20.	COMMITMENTS AND CONTINGENCIES

Regulatory Environment

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits or licenses that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2020, marijuana regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties, or restrictions in the future.

Contingencies

Claims & Legal Proceedings

From time to time, the Company may be involved in legal proceedings, including litigation or regulatory proceedings relating to claims arising out of operations in the normal course of business. In accordance with the current accounting standards for loss contingencies under Accounting Standard Codification Topic 450, we establish reserves for litigation-related matters that arise from the ordinary course of our business activities when it is probable that a loss associated with a claim or proceeding has been incurred and the amount of the loss can be reasonably estimated. Litigation claims and proceedings of all types are subject to many uncertain factors that generally cannot be predicted with assurance. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Below we provide a description of potentially material legal proceedings and claims.

Interurban Capital Group, Inc.

The Company acquired Interurban Capital Group, Inc. (“ICG”) via a merger agreement on March 10, 2020. On April 3, 2020, the Company filed a Notice of Intention to Arbitrate before the Judicial Dispute Resolution, LLC in Seattle, Washington against Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities”) and Ryan Kunkel (“Kunkel”, together with the Washington Entities, the “Respondents”) to compel mandatory arbitration for breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Respondents trade or commerce and affects the public interest, tortious interference with contractual relationships, and awards of damages, treble damages, and fees and costs (the “Arbitration”). Ryan Kunkel (“Kunkel”) is a former officer, director and shareholder of ICG and manager and equity holder in the Washington Entities. The Arbitration relates to Amended and Restated Services Agreements entered into between ICG and the Washington Entities pursuant to which they agreed to pay ICG fees for services it provides to them (the “Service Agreements”). On April 2, 2020, the Respondents filed a motion for temporary restraining order in the Superior Court for the State of Washington, in and for the County of King, seeking access to certain records and accounts related to the operation of the Washington Entities’ business (the “TRO Action”). On April 7, 2020, the court denied the motion in the TRO Action and found, among other things, that the

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

Retailers failed to show (i) they were likely to prevail on their claim that ICG breached the Service Agreements, (ii) a clear legal or equitable right to the relief sought, (iii) an invasion of their rights, and (iv) they would suffer an actual and substantial injury (the “TRO Order”). On April 8, 2020, the Respondents filed a motion for dismissal of the TRO Action and the case has been dismissed. In a separate lawsuit, ICG filed a petition for provisional remedies in aid of arbitration against each of the Washington Entities seeking prejudgment writs of attachment as a result of the Respondents’ conduct related to the termination of the Service Agreements (the “Provisional Remedies Action”). The Receiver Action and the Provisional Remedies Action have since been consolidated before the superior court. On June 3, 2020 the arbitrator granted ICG’s motion to voluntarily dismiss Mr. Kunkel from the Arbitration. On June 12, 2020, the arbitrator denied ICG’s motions to appoint a Custodial Receiver and for prejudgment writs of attachment and the Washington Retailer’s motion to turn over records and accounts and to prohibit ICG from interfering in the Washington Entities’ Operations or Accessing Records and Accounts (collectively, the “June 12 Orders”). On April 17, 2020, the Washington Entities filed a Motion for Summary Judgment alleging that the Service Agreements were improperly assigned after the Washington Entities terminated them. On October 20, 2020 the Washington Entities filed a Motion to Continue Evidentiary Hearing Date. On November 2, 2020, the arbitrator entered an order continuing the evidentiary hearing to February 1, 2021.

On May 28, 2020, ICG filed a complaint in the King County Superior Court against the Respondents and other members of the Washington Entities and their wives alleging a breach of the Washington Entities Options by Kunkel, Charles Boyden, Todd Shirley, Joshua Iszley and James Duvall (collectively, the “Washington Entities Sellers”) who are the selling parties to the Washington Entities Options (the “Washington Options Litigation”). The complaint filed in the Washington Options Litigation alleges breach of contract, engaging in unfair or deceptive acts or practices in the conduct of the Washington Entities Sellers and the Washington Entities trade or commerce and affects the public interest, civil conspiracy, tortious interference with contractual relationships, fraud and awards of damages, treble damages, and fees and costs. The Washington Entities Sellers filed a Motion for Partial Summary Judgment and to Stay Case Pending the Outcome at Arbitration (the “Summary Judgment/Stay Motion”). The court dismissed the complaint against the Washington Entities with prejudice and stayed the action against the Washington Entities Sellers pending the outcome of the Arbitration.

On November 9, 2020, Boyden Investment Group, LLC; Tierra Real Estate Group, LLC; Have A Heart Compassion Care, Inc.; Phat Sacks Corp.; Green Outfitters, LLC (collectively, the “Washington Entities” and certain of its owners (collectively, the “Washington Entity Owners”) and one of our wholly owned, indirect subsidiaries entered into a binding Settlement Agreement (the “Washington Settlement Agreement”). Pursuant to the terms of the Washington Settlement Agreement, the parties agreed to, among other things, settle the previously disclosed arbitration and state court litigation related to the termination of certain service agreements between us and the Washington Entities (the “Service Agreements”) and our options to acquire the Washington Entities and enter into definitive agreements setting forth the terms of the settlement which were executed as of December 31, 2020. As consideration for entering into the Washington Settlement Agreement, the Washington Entity Owners cancelled 42,378.4 Multiple Voting Shares (4,237,840 Subordinate Voting Shares on an as-converted basis) we issued to the Washington Entity Owners in connection with the ICG Merger and the Washington Entities issuance to us of a $12.0 million principal amount secured promissory note. The secured promissory note bears interest at the rate of 7.5% per annum with principal and interest payable monthly until maturity five years after the date of issuance. The parties signed such definitive agreements on December 31, 2020, resulting in the cancellation of 42,378.4 Multiple Voting Shares on December 31, 2020, and the execution of a $12.0 million promissory note in our favor, with such promissory note and other agreements securing the secured promissory note being held in escrow pending regulatory approval. Such agreements remain subject to regulatory approval by the Washington State Liquor and Cannabis Board.

Devine Holdings, Inc.

On March 25, 2020, the Company filed a complaint in the Superior Court of the State of Arizona, in and for the County of Maricopa (Case No. CV2020-003986) against Devine Holdings, Inc. and certain of its affiliates and related parties (the “Devine Parties”) to compel mandatory arbitration for breach of contract and breach of the implied covenant of good faith and fair dealing claims, and the remedies of appointment of a receiver, specific performance, disgorgement and awards of attorney’s fees, forum fees and costs. The Devine Lawsuit relates to a binding agreement entered into among the Company and the Devine Parties on February 12, 2019, as supplemented by August 15, 2019 Closing Agreement documentation, pursuant to which Devine Hunter, Inc. agreed to sell to Harvest six cannabis license-holding entities in Arizona. On September 8, 2020, the Devine Parties filed a counterclaim against the Company seeking specific performance of a merger agreement and closing agreement they claim existed among the Devine Parties and the Company.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

On October 30, 2020, the Company settled the Devine Lawsuit whereby the Company acquired from Devine Holdings three vertical medical cannabis licenses in Arizona and a right of first refusal to acquire four additional vertical medical cannabis licenses in Arizona. The purchase price for the acquisition was for consideration which includes the repayment by Devine Holdings of an outstanding $10.5 million receivable owed to Harvest concurrently with the license acquisition.

Falcon International, Inc.

On January 6, 2020, the Company terminated the Agreement and Plan of Merger and Reorganization entered into among the Company, Harvest California Acquisition Corp., Falcon International Corp. and its shareholders dated February 14, 2019, as amended (the “Falcon Merger Agreement”). The Falcon Merger Agreement was terminated as a result of defaults by Falcon and its shareholders incapable of being cured, and other improper conduct of Falcon and its principal officers and directors, James Kunevicius and Edlin Kim. On January 6, 2020, the Company also filed suit in the U.S. District Court for the District of Arizona (Case No. 2:20-cv-00035-DLR) (the “Falcon Lawsuit”), which identified the grounds for termination and sought a court order compelling Falcon and its shareholders to arbitrate the Company’s claims. On February 7, 2020, an Amended Complaint was filed as a matter of course, providing greater specificity after certain defendants filed a motion to dismiss. On February 26, 2020, Falcon, its subsidiaries, and its founders all stipulated to the relief sought by the Amended Complaint, to refer the matter to binding, private arbitration before the American Arbitration Association (“AAA”).

On March 6, 2020, the Court ordered the parties to the stipulation to binding, private arbitration of the matter before the AAA. The remedies the Company seeks in the AAA arbitration include rescission and/or termination of the Falcon Merger Agreement, all agreements entered into in connection with the Falcon Merger Agreement and the Control Person Transaction discussed below, an award of restitutionary damages from Falcon and its shareholders including repayment of funds advanced pursuant to promissory notes issued by Falcon and its subsidiaries in connection with the Falcon Merger Agreement, appointment of a receiver for Falcon and an award of attorneys’ fees, arbitration forum fees and costs. Remedies sought by the Company in arbitration also include rescission and/or termination remedies concerning the Control Person Transaction referenced in that certain Membership Interest Purchase Agreement entered into among James Kunevicius and Edlin Kim (collectively, the “Selling Owners”), Elemental Concepts, LLC and Compass Point, LLC (the “Sellers”) and Harvest of California, LLC (a wholly owned subsidiary of the “Company”) dated June 7, 2019 (the “MIPA”). Pursuant to the terms of the MIPA, the Company purchased 100% of the membership interests in two entities that hold commercial cannabis licenses in California (the “Purchased Interests”) for a purchase price of $4.1 million (the “Purchase Price”). These remedies include seeking an order which would effectively require the equivalent of the Selling Owners and the Sellers being required to repurchase from the Company all of the Purchased Interests for an amount equal to the Purchase Price as provided for in the MIPA.

On July 2, 2020, Falcon and two of its shareholders filed a counterclaim against the Company in the AAA arbitration proceeding. The counterclaim alleges that the Company breached the Falcon Merger Agreement, breached an implied covenant of good faith and fair dealing and intentionally interfered with Falcon’s prospective business relations and seeks monetary damages of $50.0 million pursuant to the Falcon Merger Agreement. On March 13, 2021, the parties entered into a binding settlement agreement, resulting in a final dismissal of all litigation and arbitration between them arising out of the 2019 merger agreement. In accordance with the settlement terms, Harvest owns a 10% equity interest in Falcon. Each share comes with a 10-year warrant entitling Harvest to purchase two (2) common shares of Falcon at an exercise price of US$1.91, subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar corporate events.

AGRiMED Industries of PA, LLC

The Company is appealing the Commonwealth of Pennsylvania Department of Health (“PDOH”), June 2019 denial of the renewal of a grower/processor permit issued to AGRiMED Industries of PA, LLC (“AGRiMED”) which the Company acquired through a Membership Interest Purchase Agreement on May 20, 2019. On August 28, 2019, AGRiMED filed a timely Notice of Appeal with the PDOH Docket No. 19-068 GP on the grounds that, among other things, the PDOH is equitably estopped and abused its discretion in refusing to renew AGRiMED’s permit, given AGRiMED’s recent change in ownership, the PDOH’s awareness of that change, and the limited scope of AGRiMED’s operations at the time of the non-renewal, of which the PDOH was similarly aware. Further, AGRiMED

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

asserted that the PDOH had failed to provide AGRiMED with an opportunity to respond to or otherwise cure or correct any alleged violations identified by the PDOH. Although the Company is appealing the PDOH’s denial of the renewal of the grower/processor permit, it cannot predict its outcome. Furthermore, resolution of this matter is subject to inherent uncertainties, and an unfavorable result could occur. An unfavorable result could include the permanent loss of AGRiMED’s grower/processor permit in Pennsylvania. If an unfavorable result were to occur, such a result is not reasonably expected to have a material effect on the results of the Company’s consolidated operations.

The AGRiMED permit is simultaneously subject to litigation from a third-party seeking revocation of the permit. The possible revocation is related to an administrative challenge filed by Bay LLC, which was the next highest scoring applicant when AGRiMED was awarded a permit. Bay LLC’s objection to the award of the AGRiMED permit is due to the fact that one of AGRiMED’s principals (pre-Harvest’s MIPA to operate the permit) failed to disclose a criminal conviction on the AGRiMED application. On November 9, 2020, the PDOH Deputy Secretary ruled that the AGRiMED permit should not be revoked based upon an equitable estoppel theory. On December 3, 2020 Bay LLC filed a Petition for Review of the November 9, 2020 PDOH determination in the Pennsylvania Commonwealth Court. Briefing of that appeal is expected to be complete in May 2021.

Rainbow Lease and Real Estate Litigation

On June 4, 2020, Rainbow HAH Council Bluffs LLC, Rainbow HAH Santa Cruz LLC, Rainbow HAH Coalinga LLC and Rainbow Realty Group LLC (collectively, the “Plaintiffs”) filed a complaint in the Supreme Court of the State of New York, County of Nassau (Index No.: 605323/2020) against the Company and certain of its subsidiaries and certain of its current officers and directors, including Scott Atkison (the “Harvest Defendants”), ICG and certain of its subsidiaries, Hightimes Holding Corp. and one of its subsidiaries, Ryan Kunkel (“Kunkel”) and James Dennedy (“Dennedy”). Mr. Atkison is a former shareholder and director of ICG and is a party to the ICG Merger Agreement and as result thereof, he, along with other former ICG shareholders including Daniel Reiner, a shareholder of the Company the beneficial owner of greater than 5% of our equity securities, may have indemnification obligations to the Company. On September 24, 2020, the Plaintiffs filed an amended complaint (the “Amended Rainbow Complaint”). The Amended Rainbow Complaint alleges, among other things, that the Plaintiffs were fraudulently induced by Kunkel and Dennedy and aided and abetted by the Harvest Defendants into paying $3.5 million to purchase three cannabis dispensaries that were leased by Have a Heart branded dispensaries in Council Bluffs, Iowa, Coalinga, California and Santa Cruz, California (the “Gerra Properties”). The properties were sold to the Plaintiffs by Gerra Capital Management which was owned and controlled by certain former ICG directors and shareholders which included Kunkel and Dennedy. The Amended Rainbow Complaint alleges breach of lease, breach of guaranty, breach of the implied covenant of good faith and fair dealing, fraud in the inducement, conspiracy to commit fraud, aiding and abetting fraud, violations of debtor creditor law and piercing the corporate veil (the “Rainbow Litigation”).

The Rainbow Litigation is in the pleading stage of litigation. In December 2020, the case transferred to the Commercial Division of the Supreme Court of the State of New York, County of New York (Index No.: 452625/2020). According to a stipulation between the parties, the Harvest Defendants must respond to the Amended Rainbow Complaint by April 5, 2021. No discovery has commenced. The Harvest Defendants intend to vigorously defend themselves and believe that the allegations against them lack merit. The Company is evaluating potential claims against the former stockholders of ICG pursuant to the ICG Merger Agreement, Kunkel, Dennedy and the other owners of Gerra Properties, some of whom are former ICG directors and shareholders.

Litigation Assessment

The Company has evaluated its claims and the foregoing matters to assess the likelihood of any unfavorable outcome and to estimate, if possible, the amount of potential loss as it relates to the litigation discussed above. Based on this assessment and estimate, which includes an understanding of the Company’s intention to vigorously prosecute its claims, the Company believes that any defenses of any of the counterparties lack merit, and the likelihood of any recoveries by any of the counterparties against the Company appears remote. This assessment and estimate is based on the information available to management as of the date of these financial statements and involves a significant amount of management judgment, including the inherent difficulty associated with assessing litigation matters in their early stages. As a result, the actual outcome or loss may differ materially from those envisioned by the current assessment and estimate. Our failure to successfully prosecute or settle these claims could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our subordinate voting shares to decline.

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

21.	RELATED PARTY TRANSACTIONS

Related Party Notes Receivable

Included in notes receivable are the following amounts due from related parties:

	December 31, 2020	December 31, 2019
Secured promissory notes dated February 2020(1)	$6,471	$—
Secured revolving notes dated December 2018 through January 2019(2)	3,581	3,581

Total due from related party (current portion notes receivable)	$10,052	$3,581

(1)

Secured promissory note dated February 2020 in the principal amount of $5.0 million with maturity date of 18 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the Ohio; principal is due at maturity. Interest rate of 6% per annum, due at maturity. The secured note of $5.0 million is due from Harvest of Ohio LLC, an Ohio limited liability company owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest. The Company accounts for the investment interest under the equity method. During the year ended December 31, 2020, interest income was $0.3 million.

(2)

Secured revolving notes dated December 2018 through January 2019 in the aggregate principal amount of $3.6 million which are due from AINA We Would LLC, the borrower, of which Harvest owns a 25% interest. The notes mature between December 2019 and February 2020 and the principal is due at maturity. The secured revolving notes which mature between December 2019 and February 2020 are currently in default. The Company is negotiating a settlement agreement with the debtor and, at this time, expects to receive the full principal balance. The secured revolving notes have interest rates of 8.25—8.5% per annum with interest payments due monthly. AINA We Would LLC can draw up to $30.0 million, with each advance subject to the approval of AINA We Would LLC and the Company in their sole discretion. During the years ended December 31, 2020 and 2019, interest income was $0.1 million and $0.3 million, respectively.

Related Party Leases

Included in the Consolidated Balance Sheets are the following amounts recorded for leases with related parties:

	December 31, 2020	December 31, 2019
Right-of-use assets for operating leases, net	$5,621	$6,321
Operating lease liability, current portion	(135)	(428)
Operating lease liability, net of current portion	(5,595)	(5,533)

AZRE2, LLC owns a building located at 300 East Cherry Street, Cottonwood, Arizona 86326, which it leases to Harvest to use as a cultivation facility. The lease commenced on August 1, 2019 for a 15 year term and rent payments were approximately $0.5 million and $0.2 million, respectively, for the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.6 million and $0.2 million, respectively, in relation to this lease for the years ended December 31, 2020 and 2019. Jason Vedadi, the former Chairman of the Board of Harvest, is the sole owner of AZRE2, LLC. $1.4 million is due to Karma Capital, LLC, an entity wholly owned by Mr. Vedadi, to pay back the loan given to purchase the Cottonwood property.

Karma Capital, LLC owns a building located at 2726-2734 E. Grant Road Tucson, Arizona 85716, which it leases to Harvest to use as a dispensary. The lease commenced on July 1, 2017 for a 15 year term and rent payments were approximately $0.1 million for both the years ended December 31, 2020 and 2019. The Company incurred rent expense of $0.2 million in relation to this lease for both the years ended December 31, 2020 and 2019. Mr. Vedadi, the former Chairman of the Board of Harvest, is the sole owner of Karma Capital, LLC. Karma Capital, LLC has received approximately $0.4 million in rental income since July 2017.

Earbuds, LLC owns a building located at 4370 Tonawanda Trail Beaver Creek, Ohio 45430, which it leases to Harvest to use as a dispensary. The lease commenced on April 1, 2020 for a 15 year term and rent payments were less than $0.1 million for the year ended December 31, 2020. There was also an additional fee paid of approximately $0.1 million provided to the landlord for previous costs incurred to purchase the building. The Company incurred

HARVEST HEALTH & RECREATION INC.

Notes to the Consolidated Financial Statements

(Amounts expressed in thousands of United States dollars unless otherwise stated)

rent expense of less than $0.1 million in relation to this lease for the year ended December 31, 2020. Each of Mr. Vedadi, the former Chairman of the Board of Harvest, Joseph Sai, Harvest’s Chief of Staff and Howard Hintz, Harvest’s former Director of Contracts, are partners of Earbuds, LLC. Each of the three partners of Earbuds, LLC are entitled to an equal distribution share of the accrued rental income. $0.4 million is due to SMRE LLC (an entity owned by Mr. Sai), Things Change LLC (an entity owned by Mr. Hintz) and TJV-168 LLC (an entity owned by Mr. Vedadi) to pay back the loan given to purchase the Beaver Creek, OH property. Each partner loaned $0.1 to Earbuds, LLC to acquire the property.

22.	Subsequent Events

Sale Leaseback Transaction

On January 25, 2021, the Company sold an industrial cultivation property totaling approximately 292,000 square feet for $23.8 million. Concurrent with the sale, the Company leased the property back under a 20 year lease with two 5-year extension options. The lease includes a $10.8 million tenant improvement allowance to reimburse the Company for costs incurred to improve the property.

Related Party Note Receivable

In February 2021, the Company issued $3.0 million to Harvest of Ohio, LLC in exchange for a $3.0 million secured promissory note. The note has a maturity date that is 30 months after the date that Harvest of Ohio, LLC has received all three certificates of operation to commence medical marijuana dispensary operations in the State of Ohio; principal is due at maturity. The note has an interest rate of 17% per annum, due at maturity. Harvest of Ohio LLC, an Ohio limited liability company, is owned 49% by Steven M. White, the Chief Executive Officer of the Company and an entity in which the Company has an investment interest.

Falcon International, Inc. Litigation Settlement

On March 13, 2021, the Company settled the Falcon Lawsuit whereby the Company received 10% equity ownership in Falcon and each share received came with a 10-year warrant to acquire two common shares of Falcon at an exercise price of $1.91 per warrant. In exchange, the Company settled the $50.0 million of notes receivable, including accrued interest receivable, due from Falcon. An estimate of the financial effect of this settlement to the Company cannot be made as of the date of filing this annual report.